Exhibit 10.28

CONFIDENTIAL PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED PURSUANT TO REGULATION S-K ITEM 601(b)(10)(iv) OF THE SECURITIES ACT OF 1933, AS AMENDED. CERTAIN CONFIDENTIAL INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT (i) IS NOT MATERIAL AND (ii) WOULD LIKELY CAUSE COMPETITIVE HARM TO EYENOVIA, INC. IF PUBLICLY DISCLOSED. THE REDACTED TERMS HAVE BEEN MARKED IN THIS EXHIBIT AT THE APPROPRIATE PLACES WITH EMPTY BRACKETS INDICATED BY [                ].

LICENSE AGREEMENT

This License Agreement (the “Agreement”) is entered into on August 10, 2020 (the “Effective Date”) between Eyenovia, Inc., a Delaware corporation with a place of business at 295 Madison Ave., New York, NY 10017 (“Eyenovia”), and Arctic Vision (Hong Kong) Limited, a Hong Kong company with a registered office at 23/F Nan Fung Tower 88 Connaught Road C & 173 Des Voeux Road C, Central, Hong Kong (“Arctic Vision”). Eyenovia and Arctic Vision may be referred to herein individually as a “Party” and collectively as the “Parties”.

Recitals

Whereas, Eyenovia, a clinical stage biopharmaceutical company, is developing ophthalmic therapeutic products, and owns or controls certain patent, know-how, and other intellectual property rights relating to such products; and

Whereas, Arctic Vision wishes to obtain from Eyenovia, and Eyenovia is willing to grant to Arctic Vision, an exclusive license to research, develop, manufacture, and commercialize such products in the Territory (as defined below), all on the terms and conditions set forth herein.

Now Therefore, in consideration of the foregoing premises and the mutual covenants contained herein, the receipt and sufficiency of which are hereby acknowledged, Arctic Vision and Eyenovia hereby agree as follows:

Article 1
DEFINITIONS

Unless the context otherwise requires, the terms in this Agreement with initial letters capitalized, have the meanings set forth below, or the meaning as designated in the indicated places throughout this Agreement.

1.1            “1st Generation Device” has the meaning set forth in Section 5.2(c)(i).

1.2            “2nd Generation Device” has the meaning set forth in Section 5.2(c)(ii).

1.3            “Accounting Standards” means, with respect to a Party and its Affiliates, either (a) International Financial Reporting Standards (“IFRS”) or (b) United States generally accepted accounting principles (“GAAP”), in either case ((a) or (b)) that are used at the applicable time, and as consistently applied across its business, by such Party or any of its Affiliates.

1.4            “Additional Indication” means any Indication other than (a) presbyopia with respect to the MicroLine Product and (b) myopia with respect to the MicroPine Product.

1.5            “Additional Indication Plan” has the meaning set forth in Section 4.3(a).

1.6            “Additional Indication Registration Trial” has the meaning set forth in Section 4.3(a).

1.7            “Affiliate” means, with respect to a Party, any Person that controls, is controlled by, or is under common control with that Party. For the purpose of this definition, “control” (including, with correlative meaning, the terms “controlled by” and “under the common control”) means the actual power, either directly or indirectly through one or more intermediaries, to direct or cause the direction of the management and policies of such Person, whether by the ownership of fifty percent (50%) or more of the voting stocking of such Person, by contract or otherwise.

1.8            “Alliance Manager” has the meaning set forth in Section 3.6.

1.9            “Arctic Vision Indemnitees” has the meaning set forth in Section 9.1.

1.10            “AV Know-How” means, subject to Section 11.2(b), all Know-How that (a) is Controlled by Arctic Vision or any of its Affiliates at any time during the Term and (b) is necessary or reasonably useful for the Development, manufacture, use, importation, offer for sale, sale, or other Commercialization of any Product or any component thereof.

1.11            “AV Patents” means, subject to Section 11.2(b), all Patents that Arctic Vision or any of its Affiliates Control at any time during the Term that (a) Cover any (i) AV Know-How or (ii) Product or any component thereof, or (b) are necessary or reasonably useful for the Development, manufacture, use, importation, offer for sale, sale, or other Commercialization of any Product or component thereof.

1.12            “AV Product Contracts” means, with respect to any Terminated Product or Terminated Jurisdiction, as applicable, any manufacturing, supplier, distributor, Development, clinical study, or other agreement between Arctic Vision or any of its Affiliates and a Third Party, other than any agreement with a Sublicensee pursuant to which rights to Products are sublicensed hereunder, that is solely related to the Development, manufacture, or Commercialization of such Terminated Product or a Product in such Terminated Jurisdiction, as applicable.

1.13            “AV Product-Related Materials” means, with respect to a Terminated Product or Terminated Jurisdiction, as applicable, all advertising and promotional materials (including but not limited to flyers, brochures, pamphlets and electronic media) and labeling and packaging materials, in each case, that (a) pertain solely to such Terminated Product or a Product in such Terminated Jurisdiction, as applicable, and (b) Arctic Vision or any of its Affiliates possess as of the effective date of termination for such Termination Product or Terminated Jurisdiction, as applicable.

1.14            “AV Technology” means the AV Patents, AV Know-How, and Arctic Vision’s interest in any Joint Inventions and Joint Patents.

1.15            “Business Day” means a day, other than a Saturday or Sunday, on which banking institutions in Hong Kong, China and New York, New York, U.S. are open for business.

1.16            “Calendar Quarter” means each of the three (3) month periods ending March 31, June 30, September 30, and December 31, provided that: (a) the first Calendar Quarter of the Term shall extend from the Effective Date to the end of the first complete such three (3)-month period thereafter and (b) the final Calendar Quarter of the Term shall end on the last day of the Term.

1.17            “Calendar Year” means (a) the period beginning on the Effective Date and ending on December 31 of the calendar year in which the Effective Date falls, and (b) thereafter each successive period of twelve (12) consecutive calendar months beginning on January 1 and ending on December 31, provided that the final Calendar Year of the Term shall end on the last day of the Term.

1.18            “China” or “PRC” means the People’s Republic of China, which for the purpose of this Agreement does not include Taiwan, Hong Kong, and Macao.

1.19            “Change of Control” means, with respect to a Party, (a) a merger, consolidation, recapitalization, or reorganization of such Party with a Third Party that results in the voting securities of such Party outstanding immediately prior thereto, or any securities into which such voting securities have been converted or exchanged, ceasing to represent at least fifty percent (50%) of the combined voting power of the voting securities of the surviving entity or the parent of the surviving entity outstanding immediately after such merger, consolidation, recapitalization, or reorganization, (b) a transaction or series of related transactions in which a Third Party, together with its Affiliates, becomes the direct or indirect beneficial owner of fifty percent (50%) or more of the combined voting power of the outstanding securities of such Party, or (c) the sale or other transfer to a Third Party of all or substantially all of such Party’s and its controlled Affiliates’ assets (or that portion thereof related to the subject matter of this Agreement). Notwithstanding the foregoing, any transaction or series of transactions effected for the purpose of financing the operations of the applicable Party or changing the form or jurisdiction of organization of such Party (such as an initial public offering or other offering of equity securities to non-strategic investors or corporate reorganization) will not be deemed a “Change of Control” for purposes of this Agreement.

1.20            “Claims” has the meaning set forth in Section 9.1.

1.21            “CMO” means contract manufacturing organization.

1.22            “Commercialize” or “Commercialization” means the conduct of all activities undertaken before and after Regulatory Approval relating to the promotion, sales, marketing, and distribution for sale of Products in the Field in the Territory (including importing, exporting, transporting, customs clearance, warehousing, invoicing, handling, and delivering Products to customers), including sales force efforts, detailing, advertising, market research, market access (including price and reimbursement activities), medical education and information services, publication, scientific and medical affairs, medical support, advisory and collaborative activities with opinion leaders and professional societies including symposia, marketing, sales force training, and sales (including receiving, accepting, and filling Product orders) and distribution for sale, and all activities directed to obtaining pricing and reimbursement approvals for Products.

1.23            “Commercially Reasonable Efforts” means with respect to a particular activity or Product and a Party, that measure of efforts and resources that is consistent with the efforts and resources that a similarly-situated biopharmaceutical or biotechnology company commits to its own activities or products that it is actively developing or commercializing that are at a similar stage of development or commercialization and have similar market potential, taking into account efficacy, safety, patent and regulatory exclusivity, anticipated or approved labeling, present and future market potential, competitive market conditions, the profitability of the product in light of pricing and reimbursement issues, and all other relevant factors. Commercially Reasonable Efforts shall be determined on a Product-by-Product and Jurisdiction-by-Jurisdiction basis, and it is anticipated that the level of efforts required may be different for different Products in different countries and may change over time.

1.24            “Competitive Combination Product” means (a) for the MicroLine Product, pilocarpine and [  ].

1.25            “Competitive Senju Product” means a Senju Product for the treatment of (i) myopia (in the case of a MicroPine Product) or (ii) improvement in near vision or presbyopia (in the case of a MicroLine Product).

1.26            “Confidential Information” of a Party means all Know-How, unpublished patent applications, and other information and data of a financial, commercial, business, operational, or technical nature of such Party that is: (a) disclosed or otherwise made available by or on behalf of such Party or any of its Affiliates to the other Party or any of its Affiliates, whether made available orally, in writing, or in electronic form, or (b) learned from a Party or any of its Affiliates by the other Party or any Affiliate thereof pursuant to this Agreement or the Supply Agreement; provided that the terms of this Agreement and all Joint Inventions will be deemed both Parties’ Confidential Information.

1.27            “Control” or “Controlled” means, with respect to any Know-How, Patents, or other intellectual property rights, that a Party or an Affiliate thereof has the legal authority or right (whether by ownership, license, or otherwise) to grant a license, sublicense, access, or other right (as applicable) under such Know-How, Patents, or other intellectual property rights to the other Party on the terms and conditions set forth herein, in each case without breaching the terms of any agreement between such Party or any Affiliate thereof and a Third Party.

1.28            “Cost of Goods” means, [  ].

1.29            “Cover” means, with respect to a particular subject matter at issue and a relevant Patent, that the manufacture, use, sale, offer for sale, or importation of such subject matter would fall within the scope of a pending or issued claim in such Patent.

1.30            “Data” means, with respect to a Product, any and all scientific or technical data directly pertaining to such Product that is generated by or on behalf of a Party, their respective Affiliates and, to the extent Controlled by such Party or its Affiliates, licensees, sublicensees, including such research data, clinical pharmacology data, pre-clinical data, clinical data, clinical study reports, or submissions made in association with any Regulatory Materials for such Product.

1.31            “Develop” or “Development” means all development activities for any Product that are directed to obtaining Regulatory Approval(s) of such Product and lifecycle management of such Product in any country or Jurisdiction in the world, including all non-clinical, preclinical, and clinical testing and studies of such Product; toxicology, pharmacokinetic, and pharmacological studies; statistical analyses; assay development; protocol design and development; the preparation, filing, and prosecution of any MAA for such Product; development activities directed to label expansion and/or obtaining Regulatory Approval for one or more additional indications following initial Regulatory Approval; development activities conducted after receipt of Regulatory Approval; and all regulatory affairs related to any of the foregoing.

1.32            “Development Costs” means the costs incurred by a Party or its Affiliate that are specifically directed (or reasonably allocable) to the Development of a Product or a component thereof, including amounts that a Party pays to Third Parties involved in the Development of such Product or component (at cost), and all internal costs (calculated on an FTE basis) and out-of-pocket costs incurred by or on account of a Party in conducting Development activities with respect to such Product or component.

1.33            “Development Plan” has the meaning set forth in Section 4.2(b).

1.34            “Dollar” means U.S. dollars, and “$” shall be interpreted accordingly.

1.35            “Eyenovia Indemnitees” has the meaning set forth in Section 9.2.

1.36            “FDA” means the U.S. Food and Drug Administration, or its successor.

1.37            “Field” means the Initial Indications.

1.38            “First Commercial Sale” means the first sale of a Product in a Jurisdiction by Arctic Vision, its Affiliates, or Sublicensees to a Third Party for end use of such Product after Regulatory Approval of such Product has been granted in such Jurisdiction. For clarity, First Commercial Sale does not include the supply or transfer of Product to an Affiliate or Sublicensee or for clinical trials or compassionate use.

1.39            “FTE” means the equivalent of a full-time individual’s work for a twelve (12) month period, consisting of a total of [  ] hours per year of dedicated effort. Any person who devotes more or less than [  ] hours per year on the applicable activities shall be treated as an FTE on a pro-rata basis, based upon the actual number of hours worked by such person on such activities, divided by [  ]. For clarity, the hours spent by temporary workers and contractors on applicable activities may be treated as FTE on a pro-rata basis.

1.40            “FTE Costs” means the FTE Rate multiplied by the number of FTEs applied by Eyenovia or any of its Affiliates to the relevant activity.

1.41            “FTE Rate” means a rate of [ ] Dollars ($[ ]) per FTE per year.

1.42            “Generic Product” means, with respect to a Product in a Jurisdiction, any combination of pharmaceutical and medical device product that (a) contains (i) the same active pharmaceutical ingredient(s) as such Product and (ii) either the Optejet Dispenser Base or a similar medical device that is intended to deliver such active pharmaceutical ingredient(s) in substantially the same manner as such Product; (b) is approved by the Regulatory Authority in such regulatory jurisdiction as a freely substitutable generic for such Product on an expedited or abbreviated basis based on bioequivalence or interchangeability with the Product; and (c) is sold in such jurisdiction by a Third Party that is not a Sublicensee and did not purchase such product in a chain of distribution that included any of Arctic Vision or its Affiliates or Sublicensees.

1.43            “Government Authority” means any federal, state, national, state, provincial, or local government, or political subdivision thereof, or any multinational organization or any authority, agency, or commission entitled to exercise any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power, any court, or tribunal (or any department, bureau or division thereof, or any governmental arbitrator or arbitral body).

1.44            “IDE” means any investigational device exemption or similar or equivalent application filed with the applicable Regulatory Authority for approval to conduct clinical testing of a medical device in humans in the applicable Jurisdiction.

1.45            “Improvement” means any modification, addition, improvement, update, or upgrade to a Product, or any component thereof, that is (a) developed by or on behalf of Eyenovia or any of its Affiliates during the Term, including any alternative or improved dosage forms of a Product, novel formulation technology Developed for a Product, or modification or improvement to the Optejet Dispenser Base, and (b) incorporated into a Product that is being Developed or Commercialized outside of the Territory.

1.46            “IND” means any investigational new drug application, clinical trial application, clinical trial exemption, or similar or equivalent application filed with the applicable Regulatory Authority for approval to conduct clinical testing of a pharmaceutical product in humans in the applicable Jurisdiction.

1.47            “Indemnified Party” has the meaning set forth in Section 9.3.

1.48            “Indemnifying Party” has the meaning set forth in Section 9.3.

1.49            “Indication” means, with respect to a Product, a diagnostic, prophylactic, or therapeutic use for a particular disease or condition with respect to which use at least one human clinical trial is required to support the inclusion of such disease or condition in the indication statement of a package insert approved by a Regulatory Authority for such Product and for which an MAA (or a supplement, extension, or amendment thereto) must be filed to obtain such approval by such Regulatory Authority.

1.50            “Initial Indications” means, with respect to (a) the MicroLine Product, presbyopia and (b) the MicroPine Product, myopia.

1.51            “Invention” means any discovery, improvement, process, method, composition of matter, article of manufacture, or invention, patentable or otherwise, that is invented, first reduced to practice, or otherwise first made by either Party or any Affiliate thereof in exercising its rights or carrying out its obligations under this Agreement, or, in the case of Arctic Vision or any of its Affiliates, as a result of its or their access to Eyenovia’s Confidential Information, or, in the case of Eyenovia or any of its Affiliates, as a result of its or their access to Arctic Vision’s Confidential Information, in each case whether directly or via its or its Affiliates’ employees, directors, officers, agents, other representatives, contractors or, to the extent Controlled by a Party or its Affiliates, Sublicensees, including all intellectual property rights therein.

1.52            “Joint Invention” has the meaning set forth in Section 6.1(b)(ii).

1.53            “Joint Patent” has the meaning set forth in Section 6.1(b)(ii).

1.54            “JSC” has the meaning set forth in Section 3.1.

1.55            “Jurisdiction” has the meaning set forth in Section 1.100.

1.56            “Know-How” means all technical information, know-how, and data, including inventions, discoveries, trade secrets, specifications, instructions, processes, formulae, compositions of matter, cells, cell lines, assays, animal models, and other physical, biological, or chemical materials, expertise and other technology, including all biological, chemical, pharmacological, biochemical, toxicological, pharmaceutical, physical, and analytical, safety, nonclinical, and clinical data, regulatory documents, data and filings, instructions, processes, formulae, expertise, and information in each case that is relevant to the research, development, use, importation, offering for sale, or sale of, or which may be useful in studying, testing, or developing, pharmaceutical, biologic, or medical device products or any combination thereof.

1.57            “Law” means any federal, state, local, foreign or multinational law, statute, standard, ordinance, code, rule, regulation, resolution or promulgation, or any order by any Government Authority, or any license, franchise, permit, or similar right granted under any of the foregoing, or any similar provision having the force or effect of law.

1.58            “Licensed Know-How” means, subject to Section 11.2(b), all Know-How that (a) is Controlled by Eyenovia or any of its Affiliates as of the Effective Date or at any time during the Term and (b) is necessary or reasonably useful for the Development, manufacture, use, importation, offer for sale, sale, or other Commercialization of any Product in the Field, including, for the avoidance of doubt, (i) all such Know-How in any and all Improvements and (ii) Eyenovia’s and its Affiliates’ interest in any Joint Invention satisfying clauses (a) and (b) above.

1.59            “Licensed Patents” means, subject to Section 11.2(b), all Patents that Eyenovia or any of its Affiliates Control as of the Effective Date or at any time during the Term that (a) Cover any (i) Licensed Know-How or (ii) Product or any component thereof, or (b) are necessary or reasonably useful for the Development, manufacture, use, importation, offer for sale, sale, or other Commercialization of any Product in the Field, including Eyenovia’s and its Affiliates’ interest in any such Joint Patent. The Licensed Patents existing as of the Effective Date are set forth in Exhibit B (such Patents and all Patents claiming priority thereto, the “Existing Licensed Patents”).

1.60            “Licensed Technology” means the Licensed Patents, Licensed Know-How, and Eyenovia’s interest in any Joint Inventions and Joint Patents.

1.61            “Losses” has the meaning set forth in Section 9.1.

1.62            “MAA” or “Marketing Authorization Application” means an application to the appropriate Regulatory Authority for approval or clearance to market and sell any pharmaceutical, biologic, or medical device product, or any combination thereof, for human use in a particular country or Jurisdiction, and all amendments and supplements thereto.

1.63            “Manufacturing Territory” means worldwide, but excluding the following countries: Afghanistan, Bahrain, Bangladesh, Bhutan, Brunei, Burma, Cambodia, Cyprus, East Timor, India, Indonesia, Japan, Laos, Malaysia, Maldives, Mongolia, Myanmar, Nepal, North Korea, Pakistan, Philippines, Papua New Guinea, Singapore, Sri Lanka, Thailand, Uzbekistan, and Vietnam.

1.64            “MicroLine Product” means pilocarpine, as the sole active pharmaceutical ingredient, formulated and loaded into a cartridge for delivery using, and delivered by means of, the Optejet Dispenser Base, as further described in Part 1 of Exhibit A and including any and all Improvements thereto.

1.65            “MicroPine Product” means atropine sulfate, as the sole active pharmaceutical ingredient, formulated and loaded into a cartridge for delivery using, and delivered by means of, the Optejet Dispenser Base, as further described in Part 2 of Exhibit A and including any and all Improvements thereto.

1.66            “MicroStat Product” means combination formulation of phenylephrine 2.5%–tropicamide 1% formulated and loaded into a cartridge for delivery using, and delivered by means of, the Optejet Dispenser Base.

1.67            “Milestone Event” has the meaning set forth in Section 5.2(a).

1.68            “Milestone Payment” has the meaning set forth in Section 5.2(a).

1.69            “Net Sales” means [  ]:

(a)            [  ];

(b)            [  ];

(c)            [  ];

(d)            [  ];

(e)            [  ]; and

(f)            [  ].

[  ].

1.70            “NMPA” means National Medical Products Administration of China (formerly known as the China Food and Drug Administration), or its successor.

1.71            “Optejet Dispenser Base” means the Optejet Dispenser Base®, as further described in Part 3 of Exhibit A and including any and all Improvements thereto.

1.72            “Other Licensee” means a Third Party to whom Eyenovia or an Affiliate thereof has granted rights to Develop, use, make, have made, sell, offer for sale, have sold, import, or otherwise Commercialize either Product, or any component thereof, outside the Territory.

1.73            “Patents” means all patents and patent applications (which for the purpose of this Agreement shall be deemed to include certificates of invention and applications for certificates of invention), including all divisionals, continuations, substitutions, continuations-in-part, re-examinations, reissues, additions, renewals, revalidations, extensions, registrations, pediatric exclusivity periods, and supplemental protection certificates and the like of any such patents and patent applications, and any and all foreign equivalents of the foregoing.

1.74            “Person” means any individual, partnership, limited liability company, firm, corporation, association, trust, unincorporated organization or other entity.

1.75            “Primary Royalty Term” means, on a Product-by-Product and Jurisdiction-by-Jurisdiction basis, the period from the Effective Date until the later of (A) the expiration of the last-to-expire Valid Claim in the Licensed Patents that Cover the composition of matter or method of use of a particular Product in a particular Jurisdiction and (B) the tenth (10th) anniversary of the First Commercial Sale of such Product in such Jurisdiction.

1.76            “Product” means (a) the MicroLine Product and/or (b) the MicroPine Product, as the context dictates.

1.77            “Product Infringement” has the meaning set forth in Section 6.3(a).

1.78            “Recall” has the meaning set forth in Section 4.9.

1.79            “Region” means each of (a) China, Taiwan, Hong Kong, and Macao and (b) South Korea.

1.80            “Registration Trial” means (a) with respect to a Product, a clinical study of such Product in human patients (i) with a defined dose or a set of defined doses of such Product designed to establish statistically significant efficacy and safety of such Product for the purpose of enabling the preparation and submission of an MAA for such Product to the competent Regulatory Authorities in a country or other jurisdiction, and (ii) that would satisfy the requirements of 21 C.F.R. § 312.21(c), or its foreign equivalent, and (b) with respect to the Optejet Dispenser Base, a clinical study of such medical device in human subjects that would satisfy the IDE requirements set forth in 21 C.F.R. Part 812, or its foreign equivalent.

1.81            “Regulatory Approval” means, with respect to a country or jurisdiction, all approvals of any Regulatory Authority that are necessary for the use, import, transport, promotion, marketing, distribution, offer for sale, or commercial sale of a pharmaceutical, biologic, or medical device product or any combination thereof in such country or regulatory jurisdiction, including pricing and reimbursement approval if required by applicable Law for such purposes.

1.82            “Regulatory Authority” means any applicable Government Authority responsible for granting Regulatory Approvals for the Product, including the FDA and NMPA.

1.83            “Regulatory Material” means any and all regulatory applications, submissions, notifications, communications, correspondences, registrations, and other filings made to, received from, or otherwise conducted with a Regulatory Authority in order to Develop, manufacture, market, sell, or otherwise Commercialize a pharmaceutical, biologic, or medical device product or any combination thereof in a particular country or jurisdiction, including IDEs, INDs, MAAs, and Regulatory Approvals.

1.84            “Safety Data” means data related solely to any adverse or serious adverse drug experiences, adverse or serious adverse medical device experiences, and medical device malfunctions, as such information is reportable to Regulatory Authorities. Safety Data also includes “adverse events”, “adverse drug reactions”, and “unexpected adverse drug reactions” as defined in the ICH Harmonised Tripartite Guideline for Clinical Safety Data Management: Definitions and Standards for Expedited Reporting.

1.85            “Safety Data Exchange Agreement” has the meaning set forth in Section 4.7.

1.86            “Senior Officer” means, with respect to Eyenovia, the Chief Executive Officer or his/her designee, and with respect to Arctic Vision, the Chief Executive Officer or his/her designee.

1.87            “Senju Affiliate” means any corporation or non-corporate business entity, firm, partnership or other entity that controls, is controlled by, or is under common control with Senju. For purposes of this definition, "control" shall mean the ownership of at least fifty percent (50%) of the voting stock of such entity or any other comparable equity or ownership interest, or (a) in the absence of the ownership of a least fifty percent (50%) of the voting stock of a corporation, or (b) in the case of a non-corporate business entity, if it possesses, directly or indirectly, the power to direct, or cause the direction of, the management and policies of the corporation whether through the ownership of control of voting securities, by contract or otherwise.

1.88            “Senju Competitor” means a pharmaceutical company that, as of the relevant date referenced in this Agreement, holds [ ] percent ([ ]%) of the TRx pharmaceutical topical ophthalmic market in Japan.

1.89            “Senju Invention” means any discovery, invention, improvement, idea, concept, technique, method, process, formula, or technology within the field of opthamology, whether patentable or not, generated from Senju’s, Senju Affiliates’, or any Senju Sublicensee’s activities (or those performed on Senju’s, Senju Affiliates’, or any Senju Sublicensee’s behalf) under the Senju License Agreement for the Senju Product.

1.90            “Senju Licensed Know-How” means any and all information, data, clinical studies, instructions, proprietary information, trade secrets, techniques or materials which are related to and generated by Senju’s, Senju Affiliates’, or any Senju Sublicensee’s activities (or those performed on Senju’s, Senju Affiliates’, or any Senju Sublicensee’s behalf) under the Senju License Agreement for the Senju Product.

1.91            “Senju License Agreement” means that certain Exclusive License Agreement between Eyenovia and Senju Pharmaceutical Co., Ltd. (“Senju”), dated as of March 18, 2015, as amended April 8, 2020 (the “First Senju Amendment”) and August 10, 2020 (the “Second Senju Amendment”).

1.92            “Senju Patents” means Patents owned or controlled by Senju, any Senju Affiliate, or any Senju Sublicensee covering any Senju Invention or Senju Licensed Know-How.

1.93            “Senju Product” means Licensed Product (as defined in the Senju License Agreement).

1.94            “Senju Sublicensee” means a third party (that is not an affiliate of Senju) granted a license by Senju for the right to manufacture, distribute, or otherwise market one or more Senju Products under the Senju License Agreement.

1.95            “Senju Territory” means Afghanistan, Bahrain, Bangladesh, Bhutan, Brunei, Burma, Cambodia, China (including Hong Kong, Macao and Taiwan), Cyprus, East Timor, India, Indonesia, Japan, Laos, Malaysia, Maldives, Mongolia, Myanmar, Nepal, North Korea, Pakistan, Philippines, Papua New Guinea, Singapore, Sri Lanka, South Korea, Thailand, Uzbekistan, and Vietnam.

1.96            “Shared Patents” means Licensed Patents (as defined hereunder) that are also Licensed Patents (as defined under the Senju License Agreement).

1.97            “Subcontractor” means a Third Party contractor engaged by a Party to perform certain obligations or exercise certain rights of such Party under this Agreement on a fee-for-service basis (including CROs and CMOs), excluding all Sublicensees and Third Party Distributors.

1.98            “Sublicensee” means any Third Party to whom Arctic Vision or an Affiliate thereof grants a sublicense under Arctic Vision’s rights to the Licensed Technology granted pursuant to Section 2.1 to Develop, manufacture, or Commercialize any Product in the Territory.

1.99            “Supply Agreement” has the meaning of Section 4.10.

1.100            “Term” has the meaning set forth in Section 10.1.

1.101            “Terminated Jurisdiction” has the meaning set forth in Section 10.3(a).

1.102            “Terminated Product” has the meaning set forth in Section 10.3(a).

1.103            “Territory” means (a) the People’s Republic of China, (b) Taiwan, (c) the Republic of Korea (“South Korea”), (d) the Hong Kong Special Administrative Region of the People’s Republic of China (“Hong Kong”), and (e) the Macao Special Administrative Region of the People’s Republic of China (“Macao”) (each of (a) – (e), a “Jurisdiction”).

1.104            “Third Party” means any Person other than a Party or an Affiliate of a Party.

1.105            “Third Party Distributor” means any Third Party that purchases Product from Arctic Vision or its Affiliates or Sublicensees takes title to such Product, and distributes such Product directly to customers, but does not Develop or manufacture such Product and does not make any royalty, profit-share, or other payment to Arctic Vision or its Affiliates or Sublicensees, other than payment for the purchase of such Products for resale.

1.106            “TRx” means [ ].

1.107            “United States” or “U.S.” means the United States of America and its territories and possessions.

1.108            “Valid Claim” means (a) a claim of a pending Patent application that has not been (i) abandoned, finally rejected or expired without the possibility of appeal or re-filing or (ii) pending for more than [  ] ([    ]) [   ] since such claim was first presented to the patent authority; and (b) a claim of an issued and unexpired Patent that has not been dedicated to the public, disclaimed, abandoned, revoked, or held invalid or unenforceable by a court, Governmental Authority, national or regional patent office, or other body of competent jurisdiction from which no further appeal can be taken, and that has not been explicitly disclaimed, or admitted in writing to be invalid or unenforceable or of a scope not Covering a particular product or service through reissue, disclaimer or otherwise.

1.109            Interpretation. In this Agreement, unless otherwise specified:

(a)            The words “include”, “includes”, and “including” shall be deemed to be followed by the phrase “without limitation”;

(b)            words denoting the singular shall include the plural and vice versa and words denoting any gender shall include all genders;

(c)            the word “or” is used in the inclusive sense typically associated with the phrase “and/or” unless the subjects of the conjunction are, or are intended to be, mutually exclusive;

(d)            words such as “herein”, “hereof”, and “hereunder” refer to this Agreement as a whole and not merely to the particular provision in which such words appear; and

(e)            the Exhibits and other attachments form part of the operative provision of this Agreement and references to this Agreement shall include references to the Exhibits and attachments.

Article 2
LICENSE

2.1            License Grant. Eyenovia hereby grants to Arctic Vision and its Affiliates:

(a)            an exclusive (even as to Eyenovia and its Affiliates) license, with the right to grant sublicenses as provided in Section 2.2 and transferable with this Agreement under Section 11.2, under the Licensed Technology to research, Develop, use, sell, offer for sale, have sold, import, and otherwise Commercialize the Products in the Field in the Territory; and

(b)            a non-exclusive license, with the right to grant sublicenses as provided in Section 2.2 and transferable with this Agreement under Section 11.2, under the Licensed Technology to make and have made the Products in the Manufacturing Territory solely for use or sale in the Territory in accordance with the license granted under Section 2.1; provided that, Arctic Vision acknowledges and agrees that, notwithstanding anything to the contrary,

(i)            the rights granted under clause (a) and (b) above with respect to any Senju Know-How and Senju Inventions are not granted to any Affiliate of Arctic Vision;

(ii)            the rights granted under clause (b) above outside of the Territory shall not include any Know-How or Patents owned or controlled by Senju, any Senju Affiliate, or any Senju Sublicensee, but Arctic Vision may, as a third party beneficiary of Section 3 of the Second Senju Amendment, enjoy sublicensable rights under Senju Inventions, Senju Licensed Know-How, and Senju Patents to manufacture or have manufactured Products in the Manufacturing Territory, provided that such rights shall be limited to Products for marketing and distributing in the Territory and may be applied only to Products manufactured outside the Territory (which rights are assignable with this Agreement); and

(iii)            the rights granted in clauses (a) and (b) above shall not include any rights to any Senju Licensed Know-How, Senju Inventions, or Senju Patents following the expiration or termination of the Senju License Agreement, except to the extent the Senju License Agreement provides for the survival of such rights following such expiration or termination.

(iv)            Eyenovia will use its best efforts to enforce the rights granted Arctic Vision as written in the Senju License Agreement for the benefit of Artic Vision and provide all such rights thereunder to Arctic Vision consistent with the terms of this Agreement.

2.2            Sublicenses. Arctic Vision shall have the right to grant sublicenses (through multiple tiers) to contractors, other Third Parties, and, with respect to Senju Licensed Know-How, Senju Inventions, and Senju Patents, Arctic Vision’s Affiliates under the licenses granted in Section 2.1 [ ]; provided, however, that such right shall not include the right to grant any such sublicense to an Affiliate or Third Party that, at the time such sublicense grant would become effective, is a Senju Competitor or that would enable a Third Party to directly or indirectly sell or otherwise provide any Product to a Senju Competitor; and provided further that, [ ]. If Eyenovia does not respond to Arctic Vision within [  ] ([  ]) [   ] after receiving from Arctic Vision a written request for consent to a proposed sublicense, such consent shall be deemed given. Arctic Vision shall have the right to request at any time that Eyenovia seek confirmation from Senju whether a Third Party or Affiliate of Arctic Vision is a Senju Competitor at the time of such inquiry and, following each such request, Eyenovia shall promptly seek Senju’s written confirmation with respect thereto and provide Arctic Vision with a copy of each such confirmation promptly following its receipt thereof. Each sublicense shall be subject to and consistent with the terms and conditions under this Agreement and Arctic Vision shall remain primarily responsible for the performance of its obligations hereunder and for each of its Affiliates’ and Sublicensees’ compliance with the relevant terms of this Agreement. Arctic Vision shall notify Eyenovia of the grant of any sublicense within [  ] ([  ]) [   ] after the execution of the applicable sublicense agreement and shall provide Eyenovia with a copy of such sublicense agreement (in English), provided that Arctic Vision shall have the right to redact any confidential terms of such copy (other than the name of the applicable sublicensee) that are not necessary for Eyenovia to confirm compliance with this Agreement. Eyenovia agrees that (a) Subcontractors and Third Party Distributors are not Sublicensees and (b) the agreements entered into with (i) Subcontractors (including, for the avoidance of doubt, CMOs) that do not have the right to Commercialize the Product and (ii) Third Party Distributors do not, in either case ((i) or (ii)), require Eyenovia’s consent.

2.3            Retained Rights. Eyenovia retains the right to practice the Licensed Technology outside the scope of the exclusive licenses granted to Arctic Vision under Section 2.1 and to fulfill its rights and obligations under this Agreement.

2.4            No Implied License. Except as expressly set forth herein, neither Party shall acquire any license, right, or other interest, by implication or otherwise, under any intellectual property rights of the other Party.

2.5            Technology Transfer.

(a)            Initial Disclosure of Licensed Know-How. Within [  ] ([  ]) [ ] after the Effective Date, Eyenovia shall, at Eyenovia’s cost, (i) provide Arctic Vision with all Licensed Know-How that exists as of the Effective Date and is possessed by Eyenovia or an Affiliate thereof in written or electronic form, including those such specific Know-How items set forth in Exhibit B and (ii) ensure that any Licensed Know-How that is in the possession of a Third Party (and not Eyenovia’s or any of its Affiliate’s possession) is provided to Arctic Vision by such Third Party. Eyenovia shall confirm in writing to Arctic Vision that the foregoing transfer of Licensed Know-How is complete after it has disclosed to Arctic Vision all of such Licensed Know-How. Arctic Vision may request, from time to time, any additional Licensed Know-How that was not provided by Eyenovia to Arctic Vision as above within such initial [  ] ([  ]) [  ] period, and Eyenovia shall provide such additional Licensed Know-How as soon as reasonably practicable.

(b)            Disclosure of Additional Know-How and Improvements.

(i)            On a Calendar Quarterly basis during the Term, Eyenovia shall notify Arctic Vision of any additional Licensed Know-How (including any Improvement) developed by Eyenovia or its Affiliates, or that otherwise that has come into Eyenovia’s or its Affiliates’ Control, and is material to the Development or Commercialization of Products since the last such disclosure under this Section 2.5. Upon written request of Arctic Vision, Eyenovia shall promptly provide copies thereof to Arctic Vision, at no additional cost to Arctic Vision.

(ii)           On a Calendar Quarterly basis during the Term, Arctic Vision shall notify Eyenovia of (1) any AV Know-How developed by or on behalf of Arctic Vision or its Affiliates, or that otherwise comes into Arctic Vision’s or its Affiliates’ Control, and is material to the Development or Commercialization of Products, or (2) any Know-How or Patents that are subject to the licenses granted under Section 2.8(b) arising since, in either case, the last such disclosure under this Section 2.5; provided, however, that for the purposes of clause (1) above and the licenses granted under Section 2.8(a), Arctic Vision shall not be deemed to Control any AV Know-How the practice of which by Eyenovia, its Affiliates, or Other Licensees under rights granted under this Agreement would result in a payment being owed by Arctic Vision or any Affiliate thereof to any Third Party pursuant to the terms of the agreement between Arctic Vision or any Affiliate thereof and such Third Party pursuant to which rights in such AV Know-How were acquired. Upon written request of Eyenovia, Arctic Vision shall promptly provide copies thereof to Eyenovia, at no additional cost to Eyenovia.

(c)            Manufacturing Know-How. With respect to manufacturing-related Licensed Know-How (including methods, processes, testing/characterization information, and all documentation constituting material support, performance advice, standard operating procedures, specifications as to materials to be used, and control methods to use and practice the manufacturing process for each Product and component thereof), Arctic Vision shall have the right to instruct Eyenovia to provide all or a portion of such Licensed Know-How to one or more of Arctic Vision’s designees to enable such designee(s) to manufacture each Product, or any of the components thereof, on behalf of Arctic Vision, and Eyenovia shall ensure that the Licensed Know-How so provided constitutes the Licensed Know-How for the manufacturing process used for such Product, or component thereof, as of such date. In such case, Eyenovia will, subject to Section 2.5(e), cooperate with the applicable designee(s), as reasonably requested by Arctic Vision in writing, to complete and implement the manufacturing-related technology transfer as quickly as reasonably practicable.

(d)            Technical Assistance. Upon Arctic Vision’s written request, Eyenovia shall provide Arctic Vision or its designee with reasonable technical assistance to enable Arctic Vision or its designee to use and practice the Licensed Technology in connection with the Development of the Product or any component thereof, including reasonable access to Arctic Vision’s and its Affiliates’ employees, consultants, and, to the extent Eyenovia is able to provide such access through its Commercially Reasonable Efforts, contractors, in each case involved in the Development of a Product, or any component thereof (including the Optejet Dispenser Base®), at no additional cost to Arctic Vision.

(e)            Limitations. Notwithstanding anything to the contrary, Eyenovia’s obligations under Section 2.5(c) with respect to the transfer of manufacturing-related Licensed Know-How or provision of manufacturing-related assistance shall not be required to exceed, in the aggregate, a total of [ ] ([ ]) hours. Such assistance shall be provided at times mutually agreed by the Parties so as to accommodate each Party’s scheduling requirements and the availability of each Party’s relevant employees, consultants, and contractors. For any such assistance requested by Arctic Vision and provided by Eyenovia in excess of [ ] ([ ]) hours, Arctic Vision shall reimburse Eyenovia for [ ] percent ([ ]%) of Eyenovia’s reasonable internal costs, at the FTE Rate, and [ ] percent ([ ]%) of the reasonable out-of-pocket costs, incurred by Eyenovia in providing such additional assistance.

2.6           Exclusivity. During the Term for a particular Product in a particular Region, Eyenovia and its Affiliates shall not:

(a)            grant to any Third Party any right under the Licensed Technology that would conflict with the rights granted to Arctic Vision under this Agreement for such Product in such Region;

(b)            directly or indirectly through a Third Party, Develop or Commercialize any pharmaceutical product for the treatment of (i) myopia (in the case of a MicroPine Product) or (ii) improvement in near vision or presbyopia (in the case of a MicroLine Product), in each case in such Region, except, in each case, to the extent rights to Develop or Commercialize such product in such Region are granted under the Senju License Agreement;

(c)            directly or indirectly through a Third Party, Develop or Commercialize any Competitive Combination Product corresponding to such Product in such Region, except, in each case, to the extent rights to Develop or Commercialize such Competitive Combination Product in such Region are granted under the Senju License Agreement;

(d)            supply the Optejet Dispenser Base that is compatible for use with the cartridges included as a component in a Product, or the cartridge included as a component in such Product, to any Third Party in such Region to deliver a pharmaceutical product for the treatment of (i) myopia (in the case of a MicroPine Product) or (ii) improvement in near vision or presbyopia (in the case of a MicroLine Product);

(e)            supply to any Third Party in such Region (other than a designee of Arctic Vision) the Optejet Dispenser Base described in Section 2.6(d);

(f)            supply to any Third Party in such Region (other than a designee of Arctic Vision) (i) pilocarpine ([ ]) formulated and loaded into a cartridge for use in the treatment of improvement in near vision or presbyopia or (ii) atropine sulfate ([ ]) formulated and loaded into a cartridge for the treatment of myopia; or

(g)            supply such Product, the Optejet Dispenser Base described in Section 2.6(d), or the cartridges described in Section 2.6(d), to any Third Party outside the Territory if Eyenovia knows or would reasonably be expected to anticipate that such Product or such components will be used or sold in a Region.

The Parties acknowledge that Senju has agreed, in Section 1 of the Second Senju Amendment, that it shall not (and that it shall ensure that Senju Affiliates and Senju Sublicensees do not) develop, have developed, commercialize, have commercialized, import, or have imported any pharmaceutical product containing atropine for the treatment of myopia or pilocarpine for the improvement in near vision or presbyopia in the Territory through the exercise of any rights granted under the Senju License Agreement, and Eyenovia shall use Commercially Reasonable Efforts to enforce such obligation upon Arctic Vision’s reasonable written request.

2.7            Sublicense under Third Party License. If Eyenovia enters into any agreement with a Third Party after the Effective Date that includes a license from such Third Party to Eyenovia under any Know-How or Patents that are necessary to Develop, use, sell, offer for sale, or import the Products in the Territory, then, to the extent such agreement includes (a) an exclusive license to such rights or (b) a non-exclusive license to such rights and permits the sublicensing to Arctic Vision of the applicable rights under such Know-How or Patents in the Territory with respect to the Products on a non-exclusive basis, then in each case ((a) and (b)) Eyenovia shall promptly notify Arctic Vision of such Third Party license agreement, identify the relevant Know-How or Patents, and provide Arctic Vision with the substantive terms of the Third Party license agreement applicable to such rights that would be sublicensed to Arctic Vision. Such Know-How and Patents, to the extent falling within the definition of Licensed Technology, shall be sublicensed to Arctic Vision under Section 2.1 and/or 2.2 hereof (as applicable) as Licensed Know-How or Licensed Patents, as applicable, provided that Arctic Vision acknowledges and agrees in writing, in a form of agreement or amendment reasonably acceptable to both Parties, (i) to add such Patents and Know-How to the definition of Licensed Patents and Licensed Know-How, respectively, (ii) that its sublicense under such license agreement is subject to the terms and conditions of such license agreement, (iii) to be responsible, subject to Section 5.6, for the payments that become due under such Third Party agreement solely and specifically as a result of Arctic Vision’s (or its Affiliate’s or Sublicensee’s) practice, in the Field in the Territory, of the Know-How and Patent Rights the subject of such Third Party agreement, and (iv) to comply with the other terms of such license agreement that are applicable to the sublicense granted to Arctic Vision and its Affiliates thereunder.

2.8            Licenses to Eyenovia.

(a)            General. Arctic Vision hereby grants to Eyenovia and its Affiliates:

(i)            an exclusive (even as to Arctic Vision and its Affiliates) license, with the right to grant sublicenses through multiple tiers and transferable with this Agreement under Section 11.2, under the AV Technology to research, Develop, use, sell, offer for sale, have sold, import, and otherwise Commercialize the Products in the Field outside the Territory; and

(ii) a non-exclusive, worldwide license, with the right to grant sublicenses through multiple tiers and transferable with this Agreement under Section 11.2, under the AV Technology to make and have made the Products solely for use or sale (i) by Eyenovia or its Affiliates or Other Licensees outside the Territory, or (ii) by Arctic Vision or its Affiliates or Sublicensees in the Territory in accordance with the license granted under Section 2.1;

provided, however, that for the purposes of this Section 2.8(a), Arctic Vision shall not be deemed to Control any AV Know-How or AV Patents the practice of which by Eyenovia, its Affiliates, or Other Licensees under the rights granted this Agreement would result in a payment being owed by Arctic Vision or any Affiliate thereof to any Third Party pursuant to the terms of the agreement between Arctic Vision or any Affiliate thereof and such Third Party pursuant to which rights in such AV Know-How or AV Patents were acquired.

(b)            Senju. Without limitation of, and in addition to, the rights granted under Section 2.8(a), Arctic Vision hereby grants to Eyenovia and its Affiliates, solely for purposes of sublicensing such rights to Senju as required under Section 3(3) of the Second Senju Amendment, a license (which shall be sublicensable by Eyenovia to Senju, and further sublicensable by Senju pursuant to the Senju License Agreement) under the Licensed Know-How (for purposes solely of this Section 2.8(b), as defined in the Senju License Agreement) and Inventions (for purposes solely of this Section 2.8(b), as defined in the Senju License Agreement) with respect to any Product generated from Arctic Vision’s, its Affiliates’, or Sublicensees’ activities under this Agreement, to research, develop, commercialize, manufacture, or use (a) Senju Products other than Products in the Field in the Territory and (b) Senju Products in countries of the Senju Territory other than China and South Korea.

Article 3
GOVERNANCE

3.1            Joint Steering Committee. Within [  ] ([  ]) [ ] after the Effective Date, the Parties shall establish a joint steering committee (the “JSC”), composed of two (2) senior employees of each Party, to oversee and guide the coordination of the Parties under this Agreement. The JSC shall act as a joint consultative body and, to the extent expressly provided herein, a joint decision-making body. The JSC shall in particular:

(a)            review and discuss the strategy and progress of the Development of the Products in the Territory;

(b)            monitor regulatory actions and pharmacovigilance and safety matters for the Products;

(c)            review and discuss Development of the Products outside the Territory;

(d)            review and discuss Commercialization activities for the Products in the Territory and outside the Territory;

(e)            oversee and facilitate the Parties’ communications and activities with respect to publications under Section 7.4;

(f)            establish joint subcommittees as it deems necessary or advisable to further the purpose of this Agreement; and

(g)            perform such other functions as appropriate to further the purposes of this Agreement, as expressly set forth in this Agreement or allocated to it by the Parties’ written agreement, including providing financial oversight of the activities conducted pursuant to this Agreement.

The Parties acknowledge and agree that, as of the Effective Date and unless and to the extent later agreed in good faith by the Parties in writing, the JSC’s general purpose shall be for information sharing and advisory purposes, and the JSC shall not have any decision-making power under this Agreement with respect to either Party’s Development, manufacture, or Commercialization of Products.

3.2            JSC Membership and Meetings.

(a)            Committee Members. Each JSC representative shall have appropriate knowledge and expertise and sufficient seniority within the applicable Party to make decisions arising within the scope of the JSC’s responsibilities. Each Party may replace its representatives on the JSC on written notice to the other Party, but each Party shall strive to maintain continuity in the representation of its JSC members. Each Party shall appoint one of its JSC representatives to be a co-chairperson of the JSC. The co-chairpersons shall prepare and circulate agendas to JSC members at least [  ] ([  ]) [ ] before each JSC meeting and shall direct the preparation of reasonably detailed minutes for each JSC meeting, which shall be approved by the co-chairpersons and circulated to JSC members within [  ] ([  ]) [ ] after such meeting. The Parties shall determine their respective initial members of the JSC within [  ] ([  ]) [ ] following the Effective Date.

(b)            Meetings. The JSC shall hold meetings at such times as it elects to do so, but in no event shall meetings of the JSC be held less frequently than once every [  ] ([  ])  [  ] prior to obtaining the first Regulatory Approval of a Product in the Territory. The first JSC meeting shall be held within [  ] ([  ]) [  ] after the Effective Date. JSC meetings may be held in person or by audio or video teleconference, or any combination thereof. In-person JSC meetings shall be held at locations alternately selected by the Parties. Each Party shall be responsible for all of its own expenses of participating in any JSC meeting. No action taken at any JSC meeting shall be effective unless at least one (1) representative of each Party is participating. In addition, upon written notice to the other Party, either Party may request that a special ad hoc meeting of the JSC be convened for the purpose of resolving any disputes in connection with, or for the purpose of reviewing or making a decision pertaining to any material subject-matter within the scope of the JSC, the review or resolution of which cannot be reasonably postponed until the following scheduled JSC meeting. Such ad hoc meeting shall be convened at such time as may be mutually agreed by the Parties, but no later than [  ] ([  ]) [  ] following the notification date of request that such meeting be held.

(c)            Non-Member Attendance. Each Party may from time to time invite a reasonable number of participants, in addition to its representatives, to attend JSC meetings in a non-voting capacity; provided that if either Party intends to have any Third Party (including any consultant) attend such a meeting, such Party shall provide reasonable prior written notice to the other Party and obtain the other Party’s approval for such Third Party to attend such meeting, which approval shall not be unreasonably withheld or delayed. Such Party shall ensure that such Third Party is bound by written confidentiality and non-use obligations consistent with the terms of this Agreement.

3.3            Decision-Making.

(a)            All decisions of the JSC, with respect to any matter over which the Parties mutually agree in good faith in writing following the Effective Date the JSC shall have decision-making authority (“JSC Decision Matters”), shall be made by unanimous vote, with each Party’s representatives collectively having one (1) vote. If after reasonable discussion and good faith consideration of each Party’s view on a particular matter subject to the decision of the JSC, the representatives of the Parties cannot reach an agreement as to such matter within [  ] ([  ]) [  ] after such matter was brought to the JSC for resolution, then either Party at any time may refer such issue to the Senior Officers for resolution.

(b)            If the Senior Officers cannot resolve a JSC Decision Matter within [  ] ([  ])  [  ] after such matter has been referred to them, then:

(i)            Eyenovia shall have final decision making authority, which shall be exercised in its reasonable discretion, with respect to any JSC Decision Matter concerning (1) the Development and Commercialization of the Products outside the Territory or (2) any intellectual property issues directly pertaining to the Products outside the Territory, in each case (1) – (2) provided that the exercise of such final decision making authority does not have a material adverse effect, and is not reasonably expected to have a material adverse effect, on the Development or Commercialization of the Products in the Territory;

(ii)            Arctic Vision shall have final decision making authority, which shall be exercised in its reasonable discretion, with respect to any JSC Decision Matter concerning (1) the Development and Commercialization of the Products in the Territory or (2) any intellectual property issues directly pertaining to the Products in the Territory, in each case (1) – (2) provided that the exercise of such final decision making authority does not have a material adverse effect, and is not reasonably expected to have a material adverse effect, on the Development or Commercialization of the Products outside the Territory.

(iii)            Neither Party shall have final decision making authority with respect to any JSC Decision Matter not covered by Sections 3.3(b)(i) or 3.3(b)(ii), and the status quo shall persist with respect to such JSC Decision Matter unless and until the Parties agree.

3.4            Limitations on Authority. The JSC shall have only such powers as are expressly assigned to it in this Agreement, and such powers shall be subject to the terms and conditions of this Agreement. Without limiting the generality of the foregoing, the JSC will not have the power to amend this Agreement or waive any provision of this Agreement, and no JSC decision may be in contravention of any terms and conditions of this Agreement.

3.5            Discontinuation of the JSC. The activities to be performed by the JSC shall solely relate to governance under this Agreement and are not intended to be or involve the delivery of services. The JSC shall continue to exist until the termination or expiration of this Agreement or, if earlier, the Parties mutually agree in writing to disband the JSC. Thereafter, each Party shall designate a contact person for the exchange of information under this Agreement or such exchange of information shall be made through the Alliance Managers, and decisions of the JSC shall be decisions as between the Parties, subject to the other terms and conditions of this Agreement.

3.6            Alliance Managers. Promptly after the Effective Date, each Party shall appoint an individual who shall be an employee of such Party having appropriate qualification and experience to act as the alliance manager for such Party (the “Alliance Manager”). Each Alliance Manager shall be responsible for coordinating and managing processes and interfacing between the Parties on a day-to-day basis throughout the Term. The Alliance Manager will ensure communication to the JSC of all relevant matters raised at any joint subcommittees and project teams. Each Alliance Manager shall be permitted to attend meetings of the JSC, as appropriate and as non-voting participants. The Alliance Managers shall be the primary contact for the Parties regarding the activities contemplated by this Agreement and shall facilitate all such activities hereunder. Each Party may replace its Alliance Manager with an alternative representative at any time with prior written notice to the other Party. Any Alliance Manager may designate a substitute to temporarily perform the functions of that Alliance Manager. Each Party shall bear its own costs of its Alliance Manager.

Article 4
DEVELOPMENT, manufacture, AND COMMERCIALIZATION

4.1           General. Subject to the terms and conditions of this Agreement, Arctic Vision shall be solely responsible for the Development, manufacture, and Commercialization of the Products in the Territory, at Arctic Vision’s own cost and expense.

4.2          Development.

(a)            General. Arctic Vision (either itself or through its Affiliates and Sublicensees) shall be responsible for the Development of the Products in the Field in the Territory, including by conducting all pre-clinical studies and all clinical trials of the Products in the Territory, at Arctic Vision’s own cost and expense.

(b)            Development Plan. Within [  ] ([  ]) [  ] after the end of each Calendar Year during the Term until the first receipt of Regulatory Approval of a Product in the Field in the Territory, Arctic Vision shall provide Eyenovia with a written plan setting forth a summary and an approximate timeline of the Development activities Arctic Vision expects to conduct (either itself or through its Affiliates and Sublicensees) in respect of the Products (the “Development Plan”). Each annual update shall include amendments and revisions to any long term Development activities, as well as a summary of activities projected to be conducted in the then-current Calendar Year, including any Development activities to be conducted pursuant to Section 4.3(b), and shall include a good faith estimate of the timelines for such activities. The initial Development Plan is attached hereto as Exhibit C. If the terms of the Development Plan contradict, or create inconsistencies or ambiguities with, the terms of this Agreement, then the terms of this Agreement shall govern. For clarity, the Development Plan shall be provided solely for information purposes and is not binding on Arctic Vision. Arctic Vision shall use Commercially Reasonable Efforts to ensure that no activities contemplated under any Development Plan, and that the Development of Products under this Agreement, would not reasonably be anticipated to materially or adversely affect the Development or Commercialization of any Product outside the Territory.

(c)            Reporting. Within [  ] ([  ]) [  ] days after the end of each Calendar Year, Arctic Vision shall provide the JSC with a report summarizing in reasonable detail its Development activities in respect of the Products in the Territory in the previous Calendar Year. The Parties shall review and discuss such report at the JSC meetings.

4.3            Right to Co-Develop for Additional Indications.

(a)            Additional Indication Plan. If Eyenovia is interested in Developing a Product for an Additional Indication, then it shall provide Arctic Vision reasonably promptly with a written reasonably detailed plan and budget for such additional Development work (the “Additional Indication Plan”). Within [  ] ([  ]) [  ] after Arctic Vision’s receipt of an Additional Indication Plan, the JSC shall meet to review such Additional Indication Plan and permit Arctic Vision an opportunity to ask questions and request additional information from Eyenovia related to such Additional Indication Plan. For each Additional Indication Plan, Arctic Vision shall have the right to request, by written notice to Eyenovia given with [  ] ([  ]) [  ] following such JSC meeting, that Eyenovia use Commercially Reasonable Efforts to negotiate an amendment of the Senju License Agreement that would permit the addition of such Additional Indication to the Field for the applicable Product under this Agreement on reasonable terms acceptable to both Parties (such an amendment, a “Senju Additional Indication Amendment”), provided that such obligation shall only apply for a period of [  ] ([  ]) [  ] following such request by Arctic Vision. If a Senju Additional Indication Amendment is signed within such [  ] ([  ]) [  ] period, Arctic Vision and Senju shall use Commercially Reasonable Efforts to negotiate an amendment to this Agreement adding such Additional Indication to the Field consistent with the terms of the above-referenced amendment to the Senju License Agreement (such an amendment, an “Additional Indication Amendment”) and, if the Parties agree upon such an amendment to this Agreement within [  ] ([  ])  [  ] of the execution of the Senju Additional Indication Amendment, Arctic Vision, may elect, at its discretion, to collaborate in the conduct of one of the Registration Trials under such Additional Indication Plan (the “Additional Indication Registration Trial”) by recruiting, in the Territory, up to [  ] ([  ] %), or such other proportion as necessary to ensure statistically meaningful results in the Territory for submission of an MAA to any applicable Regulatory Authority in the Territory, of the global participants for such Registration Trial, [ ].

(b)            Co-Development. If, with respect to any Additional Indication that is the subject of an Additional Indication Plan, (i) a Senju Additional Indication Amendment is executed by Senju and Eyenovia with respect to such Additional Indication by the applicable date set forth above, (ii) an Additional Indication Amendment adding such Additional Application to the Field under this Agreement is executed by the Parties by the applicable date set forth above, and (iii) Arctic Vision elects to collaborate with respect to any Additional Indication Registration Trial by written notice to Eyenovia by the applicable date set forth above, then, subject to the proviso set forth in the last sentence of Section 4.3(a), the Parties shall coordinate, through the JSC, on the finalization of the protocol for such Additional Indication Registration Trial and the selection and engagement of clinical trial sites in the Territory to conduct Arctic Vision’s portion of such Additional Indication Registration Trial, provided that the Parties shall use Commercially Reasonable Efforts to cause the JSC to meet to review such Additional Indication Plan within [  ] ([  ]) [  ] of its being provided to the JSC. In such case, as between the Parties, (i) Arctic Vision shall be solely responsible for (A) overseeing the conduct of the clinical trial sites for such Additional Indication Registration Trial in the Territory and (B) the Development Costs incurred in connection with the conduct of such Registration Trial in the Territory and (ii) Eyenovia shall be solely responsible for (A) overseeing the conduct of the clinical trial sites for such Additional Indication Registration Trial outside the Territory and (B) the Development Costs incurred in connection with the conduct of such Registration Trial outside the Territory. In addition, if clauses (i), (ii), and (iii) of the first sentence of this Section 4.3(b) are satisfied with respect to a particular Additional Indication and Arctic Vision elects in writing to Eyenovia to collaborate in the corresponding Additional Indication Registration Trial within the above-referenced time period, the Parties shall discuss and negotiate in good faith to enter into an amendment to this Agreement, or separate written agreement between the Parties, to further address the Parties’ rights and obligations with respect to the performance of such Additional Indication Registration Trial.

(c)            Eyenovia Territory Development. For clarity, if (i) Arctic Vision does not request that Eyenovia attempt to negotiate a Senju Additional Indication Amendment for a particular Additional Indication by the applicable date set forth above, (ii) a Senju Additional Indication Amendment is not executed by Senju and Eyenovia with respect to an Additional Indication by the applicable date set forth above, (iii) an Additional Indication Amendment adding such Additional Application to the Field under this Agreement is not by the applicable date set forth above, (iv) Arctic Vision does not elect to collaborate with respect to any Additional Indication Registration Trial by written notice to Eyenovia by the applicable date set forth above, or (v) Arctic Vision does make such an election but the Parties do not execute, despite Eyenovia’s application of good faith efforts, an agreement or amendment with respect thereto as referenced in the last sentence of Section 4.3(b) within [  ] ([  ]) [  ] after such election, Eyenovia may pursue such Development work outside the Territory, provided that: (1) it shall provide updates to the JSC with respect to such Additional Indication Registration Trial at each regularly scheduled JSC meeting and (2) it shall not conduct any Development of the Product in a manner that, as the time such Development is performed, would be reasonably expected to have any material adverse effect on the Development or Commercialization of such Product in the Field in the Territory.

4.4            Diligence.

(a)            Initial Indications. Arctic Vision (either itself or through its Affiliates and Sublicensees) shall use Commercially Reasonable Efforts to Develop and Commercialize (a) the MicroLine Product for the treatment of presbyopia in the Territory and (b) the MicroPine Product for the treatment of myopia in the Territory.

(b)            Additional Indications. If (i) Arctic Vision has the right to, and Arctic Vision does, elect to collaborate with respect to any Additional Indication Registration Trial pursuant to Section 4.3(b) and (ii) the Parties execute an agreement or amendment with respect thereto as referenced in the last sentence of Section 4.3(b), the Parties shall, subject to, and as further described in, such agreement or amendment, each use Commercially Reasonable Efforts to conduct the Development activities allocated to such Party with respect to such Additional Indication Registration Trial.

(c)            No Guarantee. The Parties acknowledge and agree that no outcome or success is or can be assured and that failure to achieve desired results will not in and of itself constitute a breach or default of any obligation in this Agreement.

4.5            Data Use and Exchange.

(a)            Initial Indications.

(i)            Arctic Vision’s Rights. Arctic Vision shall have the sublicensable right (transferable with this Agreement pursuant to Section 11.2) to use and reference, without additional consideration, any and all Data generated by or on behalf of Eyenovia or any of its Affiliates outside the Territory for obtaining and maintaining Regulatory Approval of the Products for the Initial Indications, and otherwise Commercializing the Products for the Initial Indications, in the Territory in accordance with the terms of this Agreement.

(ii)            Eyenovia’s Rights. Eyenovia and its Affiliates shall have the sublicensable right (transferable with this Agreement pursuant to Section 11.2) to use and reference, without additional consideration, any and all Data generated by or on behalf of Arctic Vision or any of its Affiliates in the Territory for obtaining and maintaining Regulatory Approval of the Products for the Initial Indications, and otherwise Commercializing the Products for the Initial Indications, outside the Territory in accordance with the terms of this Agreement.

(b)            Additional Indications.

(i)            Rights to Reference. Each Party shall have the right to use and reference, without additional consideration, any and all Data generated in the performance of any clinical trial of a Product for any Additional Indication conducted by or on behalf of the other Party, its Affiliates, or, to the extent Controlled by such other Party or its Affiliates, Sublicensees (in the case of Arctic Vision) or Other Licensees (in the case of Eyenovia) (including all such Data generated in the performance of any Additional Indication Registration Trial) to Develop, obtain and maintain Regulatory Approval for, and Commercialize, such Product for such Additional Indication in the Territory (in the case of Arctic Vision) or outside the Territory (in the case of Eyenovia) in each case in accordance with the terms of this Agreement. Notwithstanding the foregoing, (i) Arctic Vision shall only be granted the rights contemplated by the preceding sentence to the extent contemplated by any agreement or amendment executed by the Parties with respect to such Additional Indication as referenced in the last sentence of Section 4.3(b) and (ii) if a Party does not Control such use and reference rights with respect to Data generated by any Sublicensee (in the case of Arctic Vision) or Other Licensee (in the case of Eyenovia), then such Party shall not have the right to grant use and reference rights to such Sublicensee (in the case of Arctic Vision) or Other Licensee (in the case of Eyenovia) to any Data generated by or on behalf of the other Party, provided that (1) the foregoing limitation shall not apply to Eyenovia’s rights hereunder to the extent sublicensed to Senju under the Senju License Agreement and (2) Eyenovia shall be entitled to sublicense such rights to Senju, its Affiliates, and its and their sublicensees under the Senju License Agreement.

(ii)            Data Exchange. At each regularly scheduled JSC meeting, each Party shall update the JSC regarding the status, progress, and results of its Development activities in connection with any then-ongoing clinical trial of a Product in such Party’s territory. In addition, after the completion of any such clinical trial, each Party shall in a timely manner provide the other Party with a copy of all Data generated from such trial in the Territory (in the case of Arctic Vision) or outside the Territory (in the case of Eyenovia) for use by the other Party in accordance with this Section 4.5(b).

4.6            Regulatory.

(a)            General. Arctic Vision shall have the sole right to prepare, obtain, and maintain MAAs (including the setting of the overall regulatory strategy therefor), Regulatory Approvals, and other Regulatory Materials in its own name or in the name of an Affiliate, and to conduct communications with the applicable Regulatory Authorities, for the Products in the Field in the Territory (which shall include filings of or with respect to INDs, MAAs, and other filings or communications with the applicable Regulatory Authorities in the Field in the Territory). At Arctic Vision’s request, Eyenovia shall (i) provide Arctic Vision with any and all documentation in Eyenovia’s possession and Control not previously provided to Arctic Vision that is requested by a Regulatory Authority with respect to the foregoing and (ii) review and comment on an English-language summary and original-language copies of any such Regulatory Materials prior to submission thereof.

(b)            Transfer and Right of Reference. Eyenovia hereby grants to Arctic Vision a right of reference to all Regulatory Materials pertaining to the Products, and each component thereof, submitted by or on behalf of Eyenovia in and outside the Territory. Arctic Vision may use such right of reference to seek, obtain, and maintain Regulatory Approval of the Products in the Field in the Territory. For the purposes of this Agreement, “right of reference” means the “right of reference or use” as defined in 21 C.F.R. § 314.3(b) and any equivalent regulation outside the US, as each may be amended from time to time. For clarity, such right shall not include any such right with respect to any Regulatory Materials owned or controlled by Senju, any Senju Affiliate, or any Senju Sublicensee.

4.7            Adverse Event Reporting; Safety Data Exchange Agreement. As soon as reasonably practicable after the Effective Date, the Parties shall enter into a reasonable and customary form of safety data exchange agreement setting forth the pharmacovigilance and safety data exchange procedures for the Parties with respect to the Products, such as Safety Data sharing, adverse events reporting, medical device malfunction reporting, and safety signal and risk management (the “Safety Data Exchange Agreement”), which agreement the Parties shall amend from time to time as necessary to comply with any changes in applicable Laws or any guidance received from Regulatory Authorities. Such procedures shall be in accordance with, and enable the Parties to fulfill, local and national regulatory reporting obligations under applicable Laws to monitor patients’ safety. Eyenovia has established, and shall continue to hold (either by itself or through an Affiliate, or vendor engaged by Eyenovia or its Affiliate), a global safety database for each of the Products and for the Optejet Dispenser Base, and shall maintain (or ensure the maintenance of) such global safety databases for so long as the Products are under Development or Commercialization by the Parties, their respective Affiliates, any Sublicensees, or any Other Licensees. Eyenovia shall bear the costs associated with maintaining such databases and preparing reports for outside the Territory. Arctic Vision shall maintain, and bear the costs associated with maintaining, its own safety database for the Products in the Field in the Territory and shall provide all Safety Data, including adverse event reports and medical device malfunction reports, in such database to Eyenovia in accordance with the Safety Data Exchange Agreement. Eyenovia shall ensure that each Party is able to access the data from the global safety database in order to meet legal and regulatory obligations. Each Party shall, as between the Parties, be primarily responsible for reporting quality complaints, adverse events, and Safety Data related to the Products in the Field and Optejet Dispenser Base therefor to any necessary Regulatory Authorities in the Territory (in the case of Arctic Vision) or outside the Territory (in the case of Eyenovia), and responding to safety issues and to all requests of Regulatory Authorities related to the Products in the Field or the Optejet Dispenser Base therefor, in each case at its own cost. Each Party agrees to comply with its respective obligations under the Safety Data Exchange Agreement and to cause its Affiliates, Sublicensees (in the case of Arctic Vision), and Other Licensees with respect to Products (in the case of Eyenovia) to comply with such obligations, [  ].

4.8            Notification of Threatened Action. Each Party shall notify the other Party within [  ] ([  ]) [ ] of any information it receives regarding any threatened or pending action, inspection, or communication by any Regulatory Authority which may adversely affect the safety or efficacy claims of any Product or the continued Development, manufacture, or Commercialization of any Product. Upon receipt of such information, the Parties shall promptly consult with each other in an effort to arrive at a mutually acceptable procedure for taking appropriate action.

4.9            Recalls. In the event that a recall, withdrawal, or field correction (including the dissemination of relevant information (e.g., “Dear Doctor” letter or its equivalent regarding use of a Product)) of any Product (a “Recall”) in the Field in the Territory (in the case of Arctic Vision) or outside the Territory (in the case of Eyenovia) is required by a Regulatory Authority of competent jurisdiction therein, or if a Recall of a Product in the Field in the Territory (in the case of Arctic Vision) or outside the Territory (in the case of Eyenovia) is deemed advisable by such Party in its reasonable, good faith discretion, such Party shall so notify the other Party in writing no later than [  ] ([  ]) [  ] in advance of the earlier of (a) initiation of a Recall or (b) the submission of plans for such an action to a Regulatory Authority.  Promptly after being notified of a Recall by the other Party, each Party shall provide the other Party, at the other Party’s expense, with such assistance in connection with such Recall as may be reasonably requested by such other Party.  All costs and expenses in connection with a Recall, including the costs and expenses related to the dissemination of relevant information, in the Territory shall be paid by Arctic Vision (including reimbursement of costs and expenses incurred by Eyenovia pursuant to the above-referenced assistance); all costs and expenses in connection with a Recall, including the costs and expenses related to the dissemination of relevant information, outside the Territory shall be paid by Eyenovia (including reimbursement of costs and expenses incurred by Arctic Vision pursuant to the above-referenced assistance).  Arctic Vision and Eyenovia, respectively, shall handle exclusively the organization and implementation of all Recalls of Products in the Field in the Territory and outside the Territory, respectively. Notwithstanding the foregoing, any Recall related to the manufacture and supply of a Product by Eyenovia to Arctic Vision under the Supply Agreement shall be governed by the terms and conditions of the Supply Agreement.

4.10            Manufacture and Supply.

(a)            Eyenovia Supply. Except as provided in Section 4.10(c) below, and subject to the Parties’ execution, and the terms of, the Supply Agreement, Eyenovia shall manufacture and supply, through itself, one or more of its Affiliates, or one or more Third Party CMO(s), the Products in finished, assembled form for use in the Development and Commercialization of the Products under this Agreement. Subject to Section 4.10(c), all Products supplied by Eyenovia to Arctic Vision under the Supply Agreement shall be at a price equal to the Supply Price for such Product set forth in Section 5.3, and Eyenovia shall source such Products, and the components thereof, from one or more manufacturers (which may be any combination of Eyenovia, any Affiliates thereof, or Third Party CMOs that Eyenovia or its Affiliate reasonably determines in good faith to be appropriately qualified for such manufacture), provided that within [  ] ([  ]) [  ] after submitting the first MAA of a Product in the U.S., Eyenovia shall have at least two (2) manufacturers (which may be any combination of Eyenovia, any Affiliates thereof, or Third Parties) able (i.e., with all technology transfer reasonably necessary to be operational completed) to manufacture and supply for each stage of the manufacturing process of the Products (for example, two (2) manufacturers providing MicroLine and MicroPine drug substance, two (2) manufacturers manufacturing MicroLine and MicroPine cartridges, two (2) manufacturers performing drug-cartridge assembly, etc.).

(b)            Supply Agreement. As soon as reasonably practicable after the Effective Date, but in any event within [  ] ([  ]) [  ] after the Effective Date, the Parties shall enter into a supply agreement for the manufacture and supply of the Products to Arctic Vision (the “Supply Agreement”). The Supply Agreement shall provide for a term of supply, on a Product-by-Product basis, that commences on the effective date of such agreement and continues for an initial term that expires on the earlier of (i) the date [  ] ([  ])  [  ] after the receipt of the first Regulatory Approval of such Product in the Territory or (ii) [  ], and thereafter automatically renews for two-year periods unless terminated by a Party as provided therein.

(c)            Arctic Vision Supply. Subject to the remainder of this Section 4.10(c), Arctic Vision shall have the right, but not the obligation, to manufacture and supply, itself or through one or more Third Party CMO(s), the Products for use in the Development and Commercialization of the Products in the Field in the Territory under this Agreement. If Arctic Vision wishes to so manufacture and supply the Products, it shall terminate the Supply Agreement in accordance with the terms therein and continue to source Products from Eyenovia until the effective date of such termination. Following the effective date of termination of the Supply Agreement, (i) Arctic Vision shall be responsible for the manufacture and supply of the Products for use or sale in the Territory under this Agreement and (ii) in lieu of paying to Eyenovia the Supply Price for Products set forth in Section 5.3, Arctic Vision shall pay to Eyenovia a royalty on the Net Sales of the Products in the Territory as set forth in Section 5.5. Upon Arctic Vision’s request, Eyenovia shall facilitate an introduction to Eyenovia’s Third Party CMO(s) of the Products and reasonably assist Arctic Vision in negotiating a supply agreement with such CMO(s) for supply of the Products to Arctic Vision, provided such assistance shall not require the use of counsel, drafting of documents, or any other material dedication of Eyenovia resources. Arctic Vision shall promptly notify Eyenovia in writing of any Affiliate or Third Party engaged to manufacture any Product (or portion or component thereof) on behalf of Arctic Vision, any Affiliate thereof, or any Sublicensee (which notice shall provide the name of such manufacturer).

4.11        Commercialization. Arctic Vision (itself or through its Affiliates and Sublicensees) shall be responsible for all aspects of the Commercialization of, and use Commercially Reasonable Efforts to Commercialize, the Products in the Field in the Territory, at Arctic Vision’s own cost and expense, including: (a) developing and executing a commercial launch and pre-launch plan, (b) negotiating with applicable Government Authorities regarding the price and reimbursement status of the Products; (c) marketing and promotion; (d) booking sales, distributing Products, and performing related services; (e) handling all aspects of order processing, invoicing, and collection, inventory and receivables; and (f) providing customer support, including handling medical queries, and performing other related functions.

4.12        Commercialization Cooperation. Eyenovia shall support Arctic Vision’s Commercialization of the Products in the Field in the Territory as reasonably requested by Arctic Vision and at Arctic Vision’s expense, by providing Arctic Vision with copies of promotional and other materials used by Eyenovia and its Affiliates to Commercialize the Products outside of the Territory and by providing Arctic Vision with access and introductions to key opinion leaders with respect to Products outside of the Territory.

Article 5
PAYMENTS

5.1            Upfront Payment. Arctic Vision shall pay to Eyenovia a one-time upfront payment of four million Dollars ($4,000,000) within three (3) Business Days after the Effective Date, with Arctic Vision initiating an irrevocable wire transfer to Eyenovia therefor, and providing Eyenovia reasonable written evidence thereof, upon the Effective Date.

5.2            Development and Regulatory Milestone Payments.

(a)            Milestone Events. Subject to the remainder of this Section 5.2, Arctic Vision shall pay to Eyenovia the one-time, non-creditable payments set forth in the table below (“Milestone Payment”) upon the first achievement of the corresponding milestone event (“Milestone Event”), whether by or on behalf of Arctic Vision or its Affiliates or Sublicensees.

Development and Regulatory Milestone Events	Milestone Payment
1) [ ]	$[ ]
2) [ ]	$[ ]
3) [ ]	$[ ]
4) [ ]	$[ ]
5) [ ]	$[ ]
6) [ ]	$[ ]
7) [ ]	$[ ]
8) [ ]	$[ ]
9) [ ]	$[ ]

(b)            Milestone Payment Reduction for Supply Failure. If following a Supply Failure (as defined in the Supply Agreement), Arctic Vision elects to terminate the Supply Agreement and assume responsibility for the manufacture and supply of Products under this Agreement as set forth in Section 4.10(c), the Milestone Payment for each Milestone Event that has not been achieved as of the date of such Supply Failure shall be reduced by [ ] percent ([ ]%).

(c)            Milestone Payment Deferral for 1st Generation Device.

(i)            With respect to Milestone Events #1 through #8, if the first achievement of any such Milestone Event is by a Product that incorporates the Optejet Dispenser Base having the specifications set forth in Part 3 of Exhibit A (the “1st Generation Device”), the corresponding Milestone Payment shall be reduced by [ ] percent ([ ]%) (such [ ] ([ ]%), the “Device Reduction Portion”).

(ii)            The Device Reduction Portion of any Milestone Payment reduced pursuant to Section 5.2(c)(i) shall be paid to Eyenovia upon the first achievement of the corresponding Milestone Event by a Product that incorporates an Optejet Dispenser Base having the specifications set forth in Part 3 of Exhibit A by or on behalf of Eyenovia after the Effective Date (the “2nd Generation Device”).

(iii)            For clarity, if the first achievement of any such Milestone Event is by a Product that incorporates the 2nd Generation Device, the full amount of the corresponding Milestone Payment shall be paid to Eyenovia.

(iv)            For further clarity, Section 5.2(c)(i) shall not apply to Milestone Event #9.

(d)            Notice and Payment. Arctic Vision shall notify Eyenovia in writing within [  ] ([  ]) [  ] after (i) the first achievement of any Milestone Event set forth in this Section 5.2 and (ii) in the event a Milestone Event is first achieved by a Product incorporating a 1st Generation Device, the first achievement of such Milestone Event by a Product incorporating a 2nd Generation Device, and shall pay to Eyenovia the corresponding Milestone Payment or Device Reduction Portion within [  ] ([  ]) [  ] after the applicable achievement of such Milestone Event.

(e)            Payment Deferral. Notwithstanding anything to the contrary in this Agreement, if Eyenovia has not (1) executed a reasonable and customary form of safety data exchange, pharmacovigilance, or similar agreement with Senju that is reasonably consistent with the description of such agreement set forth in Section 4.7 and (2) provided Arctic Vision written notice (and copy) thereof prior to the date a particular payment under this Agreement would be due (other than the upfront payment under Section 5.1), such payment (including any development payment or Milestone Payment) shall not be due until the date [  ] ([  ]) [  ] following Eyenovia’s execution of such agreement with Senju and notice (and copy) thereof to Arctic Vision. For clarity, all payments due by Arctic Vision under this Agreement (other than Section 5.1) are expressly subject to the conditions of this Section 5.2(e) and any payment amount deferred shall not be payable (and forgiven by Eyenovia) upon a termination of this Agreement if the conditions of this Section 5.2(e) are not met at the time of notice of termination.

5.3            2nd Generation Device Development Costs.

(a)            Cap. Arctic Vision shall reimburse Eyenovia for up to [ ] percent ([ ]%) of the Development Costs incurred by Eyenovia or any Affiliate thereof in connection with the Development of the 2nd Generation Device (“Device Development Costs”), up to a maximum reimbursement of [ ] Dollars ($[ ]) (the “Cap”). In no event shall Arctic Vision be obliged pursuant to this Section 5.3 to pay to Eyenovia more than (i) [ ] Dollars ($[ ]) within the first [  ] ([  ]) [  ] after the Effective Date or (ii) the Cap, regardless of the total Device Development Costs, provided that, in the event Eyenovia invoices Arctic Vision for payment of Device Development Costs in excess of [ ] Dollars ($[ ]) during the first [  ] ([  ]) [  ] following the Effective Date, such excess Device Development Costs shall be due within [  ] ([  ]) [  ] after the first anniversary of the Effective Date.

(b)            Invoice and Payment. Eyenovia shall, on a Calendar Quarter basis, submit to Arctic Vision a statement setting forth the total Device Development Costs incurred in the previous Calendar Quarter and the portion of such Device Development Costs to which Eyenovia is entitled to be reimbursed by Arctic Vision pursuant to Section 5.3(a). Each such invoice shall include a reasonably detailed report for such Device Development Costs, including reasonable supporting documents. Arctic Vision shall pay each invoice that is not reasonably disputed in good faith by Arctic Vision within [  ] ([  ]) [  ] after the receipt of such invoice, and the amount properly due under any other invoice within [  ] ([  ]) [  ] of the resolution of the dispute concerning such invoice pursuant to Section  11.7, subject to, in either case, Arctic Vision’s right to audit Eyenovia’s records and books related to such costs as provided in Section 5.10.

(c)            Catch-Up Milestone. If the total amount reimbursed by Arctic Vision to Eyenovia pursuant to Section 5.3(a) (“Total Amount Reimbursed”) is an amount less than the Cap, then upon the earliest of (i) [ ], (ii) [ ], (iii) [ ], or (iv) [ ], Arctic Vision shall pay to Eyenovia an amount equal to the difference between the Cap and the Total Amount Reimbursed (i.e., Cap – Total Amount Reimbursed = payment amount).

5.4            Supply Price.

(a)            Product Supply Prices. Subject to the remainder of this Section 5.4, in consideration for the units of Product provided by Eyenovia to Arctic Vision under the Supply Agreement, Arctic Vision shall pay to Eyenovia a supply prices equal to those set forth in the table in Exhibit D (the “Supply Price”) for all Products provided to Arctic Vision for use or sale by or on behalf of Arctic Vision, its Affiliates, or Sublicensees; provided that in no case shall the Supply Price for a Product (i) be an amount less than [ ] percent ([ ]%) of the Cost of Goods of such Product or (ii) exceed [ ] percent ([ ]%) of the Cost of Goods of such Product. For clarity, the Supply Price includes transportation costs for the Product when such Product is supplied in bulk (i.e., at least one pallet in a shipment). During the Term, Eyenovia shall use Commercially Reasonable Efforts to maintain, or reduce, the Cost of Goods in effect as of the Effective Date. From time to time during the Term, upon Arctic Vision’s request, the Parties shall discuss in good faith strategies to reduce the Cost of Goods.

(b)            Supply Price Reduction for Generic Entry. If one or more Generic Products with respect to a Product is sold in a Jurisdiction in the Territory by a Third Party, the Supply Price for such Product purchased for sale in such Jurisdiction shall, for Product ordered by Arctic Vision for sale in such Jurisdiction in such Calendar Quarter and each Calendar Quarter thereafter, be reduced by [ ] percent ([ ]%) of the Supply Price set forth on Exhibit D therefor (as modified by Section 5.4(c), if applicable), provided, however, that such reduction, the deduction contemplated by Section 5.6, and any reduction pursuant to Section 10.4 shall not in any event collectively reduce the amount due Eyenovia for the purchase of any such Product to an amount less than the greater of (i) [ ] percent ([ ]%) of the Supply Price set forth therefor on Exhibit D or (ii) [ ] percent ([ ]%) of Cost of Goods for such Product.

(c)            Competitive Combination Products and Competitive Senju Products. If (1) any Competitive Combination Product with respect to a Product is sold in a Jurisdiction by Eyenovia, any Affiliate thereof, or any Third Party to whom Eyenovia or an Affiliate thereof has granted rights in such Jurisdiction to Commercialize such Competitive Combination Product or (2) any Competitive Senju Product with respect to a Product is sold in a Jurisdiction by Senju, a Senju Affiliate, or a Senju Sublicensee, then the Supply Price for such Product for such Jurisdiction shall be reduced to the greater of (i) [ ] percent ([ ]%) of the Supply Price set forth therefor on Exhibit D (as modified by Section 5.4(b), if applicable) or (ii) [ ] percent ([ ]%) of Cost of Goods for such Product, provided, however, that, (a) in such case, any additional reduction pursuant to Section 5.4(b), the deduction contemplated by Section 5.6, and any reduction pursuant to Section 10.4, shall apply and be taken to the extent such reductions do not collectively reduce the amount due Eyenovia for the purchase of any such Product to an amount less than [ ] percent ([ ]%) of Cost of Goods for such Product and (b) only one reduction shall be applied under this Section 5.4(c), even if both clause (1) and (2) apply with respect to a particular Product in a particular Jurisdiction.

(d)            Invoice and Payment. Concurrently with delivery of Product to Arctic Vision, Eyenovia shall submit to Arctic Vision an invoice for payment, in U.S. Dollars, of the payment for such delivery. Arctic Vision shall pay each invoice that is not reasonably disputed in good faith, in U.S. Dollars, within [  ] ([  ]) [  ] after receipt of such invoice by wire transfer of immediately available funds into an account designated by Eyenovia.

5.5            Royalties.

(a)            Royalty Rate. Subject to the remainder of this Section 5.5, with respect to any unit of MicroPine Product or MicroLine Product, respectively, not supplied by Eyenovia under the Supply Agreement, Arctic Vision shall make quarterly non-refundable royalty payments to Eyenovia on the Net Sales of such MicroPine Products or MicroLine Products, respectively, sold in the Territory, as calculated by multiplying the applicable royalty rate set forth in the table below by the corresponding amounts of Net Sales of such MicroPine Products or MicroLine Products, respectively, sold in the Territory in the applicable Calendar Year. For clarity, no royalty under this Section 5.5 shall be owed for any unit of Product for which Arctic Vision paid to Eyenovia the Supply Price under the Supply Agreement and sales of all such units shall be excluded from the computation of Net Sales.

For that portion of Net Sales of MicroPine Products or MicroLine Products in the Territory in a particular Calendar Year		Royalty Rate
1) less than or equal to	$[ ]	[ ]%
2) greater than	$[ ]	[ ]%
but less than or equal to	$[ ]
3) greater than	$[ ]	[ ]%
but less than or equal to	$[ ]
4) greater than	$[ ]	[ ]%

As examples of the royalties contemplated by this Section 5.5(a), if (i) Net Sales of MicroPine Products in a particular Calendar Year total $[ ], (ii) Net Sales of MicroLine Products in such Calendar Year total $[ ], (iii) none of such Products were supplied under the Supply Agreement, and (iv) none of the adjustments set forth in Section 5.5(c) or 5.6 apply, then (1) royalties due Eyenovia on such Net Sales of MicroPine Products shall equal $[ ] and (2) royalties due Eyenovia on such Net Sales of MicroLine Products $[ ].

(b)            Royalty Term. Arctic Vision’s obligation to pay royalties pursuant to this Section 5.5 shall (i) commence, on a Product-by-Product and Jurisdiction-by-Jurisdiction basis, following the termination of the Supply Agreement with respect to such Product and apply to any unit of such Product sold by Arctic Vision, its Affiliates, or Sublicensees in such Jurisdiction that is not supplied by Eyenovia under the Supply Agreement and (ii) expire upon termination of this Agreement.

(c)            Royalty Reductions.

(i)            Generic Entry. If a Generic Product is sold in a Jurisdiction by a Third Party during any Calendar Quarter in the Primary Royalty Term of a Product, the royalty rate set forth in Section 5.5(a) above shall be reduced by [ ] percent ([ ]%) for such Product in such Jurisdiction for such Calendar Quarter and each Calendar Quarter thereafter during the remainder of the Primary Royalty Term.

(ii)           Patent Expiry. If the Primary Royalty Term for a particular Product in a Jurisdiction extends beyond the expiration of the last to expire Valid Claim of a Licensed Patent in such Jurisdiction that Covers the composition of matter or use of such Product, then the royalty rate set forth in Section 5.5(a) above shall, for all sales of such Product following such expiration in such Jurisdiction, be reduced by [ ] percent ([ ]%) for such Product in such Jurisdiction.

(iii)         Competitive Combination Products and Competitive Senju Products. If (1) any Competitive Combination Product is sold for human therapeutic use in a Jurisdiction during any Calendar Quarter of the Primary Royalty Term of the Product corresponding to such Competitive Combination Product by Eyenovia, any Affiliate thereof, or any Third Party to whom Eyenovia or an Affiliate thereof has granted rights in such Jurisdiction to Commercialize such Competitive Combination Product or (2) any Competitive Senju Product is sold for the applicable Initial Indication in a Jurisdiction during any Calendar Quarter of the Primary Royalty Term of the Product corresponding to such Competitive Senju Product by Senju, any Senju Affiliate, or any Senju Sublicensee, then the royalty rate set forth in Section 5.5(a) above, as it may be adjusted pursuant to Sections 5.5(c)(i) and 5.5(c)(ii) (with such adjustment being calculated for purposes hereof subject to Section 5.5(c)(iv) below), shall be reduced by [ ] percent ([ ]%) for such Product in such Jurisdiction for such Calendar Quarter and each Calendar Quarter thereafter during the remainder of the Primary Royalty Term, provided that only one reduction shall be applied under this Section 5.5(c)(iii), even if both subclauses (1) and (2) apply with respect to a particular Product in a particular Jurisdiction.

(iv)          Royalty Floor. Notwithstanding the foregoing Sections 5.5(c)(i)and 5.5(c)(ii), with respect to any Product in any Calendar Quarter, the operation of subsections (i) and (ii) above, individually or in combination, shall not reduce by more than [ ] percent ([ ]%) the royalties that would otherwise have been due under Section 5.5 with respect to Net Sales of such Product in the applicable Jurisdiction during the period during which such adjustments apply.

(d)            Expiration of Primary Royalty Term. Upon the expiration of the Primary Royalty Term for a particular Product in a particular Jurisdiction, (i) the royalty rate applicable to all Net Sales of such Product in such Jurisdiction shall be reduced to [ ] percent ([ ]%), and, notwithstanding anything to the contrary, such royalty shall not be subject to further reduction pursuant to Section 5.5(c), 5.6, or 10.4 and (ii) Sections 4.1, 4.2, 4.3, 4.4, 4.11, and 4.12 shall no longer apply with respect to such Product in such Jurisdiction.

(e)            Report and Payment. Within [  ] ([  ]) [  ] after the end of each Calendar Quarter during which Net Sales occur on which Arctic Vision is required to pay to Eyenovia royalties under this Section 5.5, Arctic Vision shall provide Eyenovia with a royalty report that contains the following information for the applicable Calendar Quarter, on a Product-by-Product and Jurisdiction-by-Jurisdiction basis: (i) the amount of gross sales of the Product, (ii) a calculation of Net Sales of the Product (include a reasonably detailed accounting of any deductions from gross sales), (iii) a calculation of the royalty payment due on such Net Sales, including the application of any reduction made in accordance with Section 5.5(c) or 5.6, (iv) the exchange rate for such Jurisdiction, and (v) the aggregate annual Net Sales of each Product. Concurrent with the delivery of the applicable quarterly royalty report, Arctic Vision shall pay Eyenovia in Dollars the royalties owed with respect to Net Sales for such Calendar Quarter.

5.6            Third Party Payment Stacking. If (a) Arctic Vision enters into an agreement with a Third Party under which it obtains a license or other right to a Third Party’s Patents or Know-How with respect to the Development, manufacture, or Commercialization of a Product in one or more Jurisdictions in the Territory without which the sale, offering for sale, use, or import of such Product would not be (i) possible without infringing a Valid Claim of such Patents in such Jurisdiction or (ii) commercially practicable or (b) Arctic Vision is required to make payments to Eyenovia pursuant to Section 2.7(iii), Arctic Vision shall be entitled to, as applicable: (i) deduct from any Supply Price payments payable under the Supply Agreement with respect to such Product purchased for use or sale in such Jurisdiction [ ] percent ([ ]%) of all royalties and other amounts paid to such Third Party with respect to such Product in such Jurisdiction pursuant to the terms of such agreement; provided, however, that such deduction together with any reduction contemplated by Section 5.4(b) or 10.4 shall not in any event collectively reduce the amount due to Eyenovia for the purchase of any such Product for such Jurisdiction to an amount less than the greater of (A) [ ] percent ([ ]%) of the Supply Price set forth therefor on Exhibit D and (B) [ ] percent ([ ]%) of Cost of Goods for such Product, or (ii) deduct from any royalties payable under Section 5.5 with respect to such Product [ ] percent ([ ]%) of all royalties and other amounts paid to such Third Party with respect to such Product in such Jurisdiction pursuant to the terms of such agreement; provided, however, that such deduction together with any reductions taken pursuant to Section 5.5(c) shall not in any event collectively reduce by more than [ ] percent ([ ]%) the royalty payment under Section 5.5(a) that would otherwise be due in any Calendar Quarter. Arctic Vision shall have the right to carry forward to subsequent Calendar Quarters any deductions it is not allowed to take because of the limitations set forth in the foregoing provisos (in each of subsection (i) and (ii)), subject to such limitations in each such subsequent Calendar Quarter. Notwithstanding anything to the contrary, none of the adjustments described above shall apply to any royalties due pursuant to Section 5.5(d).

5.7            Currency; Exchange Rate. All payments to be made by Arctic Vision to Eyenovia under this Agreement shall be made in Dollars by bank wire transfer in immediately available funds to a bank account designated by written notice from Eyenovia. The rate of exchange to be used in computing the amount of currency equivalent in Dollars shall be made at the average of the closing exchange rates reported in The Wall Street Journal (U.S., Eastern Edition) for the first, middle, and last Business Days of the applicable reporting period for the payment due.

5.8            Late Payments. If Eyenovia does not receive payment of any sum due to it on or before the due date therefor, simple interest shall thereafter accrue on the sum due from the due date until the date of payment at a per-annum rate of prime (as reported in The Wall Street Journal (U.S., Eastern Edition)) plus [ ] percentage points ([ ] pp) or the maximum rate allowable by applicable Law, whichever is less.

5.9            Taxes.

(a)            Taxes on Income. Each Party shall be solely responsible for all income taxes imposed on payments received from the other Party under this Agreement.

(b)            Tax Cooperation. The Parties agree to reasonably cooperate with one another and use reasonable efforts, to the extent permitted by applicable Law, to avoid or reduce tax withholding or similar obligations in respect of the milestone payments, royalty payments, and other payments made by one Party (the “Paying Party”) to the other Party (the “Paid Party”) under this Agreement. To the extent that a Paying Party is required by applicable Laws to deduct and withhold taxes on any payment to the other Party, the Paying Party shall pay the amounts of such taxes to the proper Government Authority in a timely manner and promptly transmit to the other Party an official tax certificate or other evidence of such payment sufficient to enable Eyenovia to claim such payment of taxes. The Paid Party shall provide the Paying Party any tax forms that may be reasonably necessary in order for the Paid Party to not withhold tax or to withhold tax at a reduced rate under an applicable bilateral income tax treaty or other applicable Law, to the extent legally able to do so, and the Paid Party shall use reasonable efforts to provide any such tax forms to the Paying Party reasonably in advance of any applicable due date. The Paying Party shall provide the Paid Party with reasonable assistance to enable the Paid Party’s recovery, refund, or credit, as permitted by applicable Laws, of withholding taxes or similar obligations resulting from payments made under this Agreement, such recovery to be for the benefit of the Paid Party. The Paying Party shall have the right to deduct any such tax, levy, or charge actually paid from any payment due to the Paid Party. Each Party agrees to use reasonable efforts to assist the other Party in claiming exemption from such deductions or withholdings under double taxation or similar agreement or treaty from time to time in force and in minimizing the amount required to be so withheld or deducted.

5.10          Financial Records; Audits. Each Party shall maintain complete and accurate records in sufficient detail in relation to this Agreement to permit the other Party to confirm the accuracy of the amount of Device Development Costs to be reimbursed, and the amount of royalty and other payments payable under this Agreement. Each Party shall keep such books and records for at least five (5) years following the Calendar Year to which they pertain.  Upon reasonable prior written notice, such records shall be inspected during regular business hours at such place or places where such records are customarily kept by an internationally-recognized (i.e., “Big Four”) independent certified public accountant (the “Auditor”) selected by the auditing Party and reasonably acceptable to the audited Party for the sole purpose of verifying for the auditing Party the accuracy of the financial reports furnished by the audited Party pursuant to this Agreement or of any payments made, or required to be made, by the audited Party pursuant to this Agreement. Before beginning its audit, the Auditor shall execute an undertaking reasonably acceptable to each Party by which the Auditor agrees to keep confidential all information reviewed during the audit. Such audits may occur no more often than once each Calendar Year and not more frequently than once with respect to records covering any specific period of time. Each Party shall only be entitled to audit the books and records from the five (5) Calendar Years prior to the Calendar Year in which the audit request is made. The Auditor shall not disclose the audited Party’s Confidential Information to the auditing Party, and shall only verify the accuracy or inaccuracy of the financial reports furnished by the audited Party or the amount of payments by such Party under this Agreement, and, in the case of any inaccuracy, the amount of such inaccuracy. In the event that the final result of the inspection reveals an underpayment or overpayment, the underpaid or overpaid amount shall be settled within thirty (30) days after the Auditor’s report by payment thereof to, or credit against future amounts owed hereunder by (or reimbursement if no future amounts will be owed hereunder), the Party owed such payment, as promptly elected thereby in writing. The auditing Party shall bear the reasonable, documented cost of such audit unless such audit reveals an overpayment to, or an underpayment by, the audited Party, which underpayment or overpayment was more than five percent (5%) of the amount properly payable with respect to the period covered by such report, in which case the audited Party shall reimburse the auditing Party for the reasonable, documented costs for such audit.

Article 6
INTELLECTUAL PROPERTY RIGHTS

6.1            Inventions.

(a)            Data. All Data generated solely by or on behalf of a Party in connection with the Development, Commercialization, manufacture, and other exploitation of the Products shall be, in each case, the exclusive property of such Party. For clarity, each Party shall have access and right to use and reference the Data Controlled by the other Party or its Affiliates as set forth in Section 4.5.

(b)            Inventions. Inventorship of all Inventions made under this Agreement shall be determined in accordance with U.S. patent laws.

(i)            Each Party shall, as between the Parties, own any Inventions made solely by such Party or its Affiliates, including its or their employees, agents, or independent contractors, in the course of conducting its activities under this Agreement. For clarity, any Inventions pertaining to a Product, or any component thereof, Controlled by Eyenovia, including Know-How in such Inventions and Patents that Cover such Inventions, are and shall be included in the Licensed Technology.

(ii)           The Parties shall jointly own any Inventions that are made jointly by a Party or its Affiliates or its or their employees, agents, or independent contractors, on the one hand, and the other Party or its Affiliate or its or their employees, agents, or independent contractors on the other hand, in the course of performing activities under this Agreement (“Joint Inventions”). All Patents Covering patentable Joint Inventions shall be referred to herein as “Joint Patents”. Except to the extent a Party is restricted by the licenses granted to the other Party herein, each Party shall be entitled to practice, exploit, and sublicense its rights in Joint Inventions and Joint Patents without the duty of accounting or payment to, or seeking consent from, the other Party.

6.2            Patent Prosecution.

(a)            Licensed Patents. As between the Parties, Arctic Vision shall have the first right to file, prosecute, and maintain the Licensed Patents in the Territory, at Arctic Vision’s cost and expense, provided that Arctic Vision shall use Commercially Reasonable Efforts in exercising such right and shall use Commercially Reasonable Efforts to not take any actions with respect thereto that would reasonably be anticipated, at the time such decision is made, to adversely affect any Patents owned or Controlled by Eyenovia or any Affiliate thereof outside the Territory that Cover any Product or component thereof. In furtherance of the foregoing, (i) upon Arctic Vision’s request, Eyenovia shall provide Arctic Vision any files and documents in Eyenovia’s or its Affiliates’ possession and Control that are necessary or materially useful in the prosecution or maintenance of the Licensed Patents in the Territory and (ii) the Parties shall cooperate in good faith to exchange information on a reasonably periodic basis with respect to the prosecution and maintenance of the Licensed Patents and the corresponding Patents owned or Controlled by Eyenovia outside the Territory. Promptly after the Effective Date, Eyenovia shall transfer the prosecution and maintenance of the Licensed Patents in the Territory to Arctic Vision or its counsel. Without limiting the generality of the foregoing, Arctic Vision shall, on a reasonably periodic basis, consult with Eyenovia and keep Eyenovia reasonably informed of the status of the Licensed Patents and shall promptly provide Eyenovia with an English language and, if in a language other than English, original copy of any material correspondence received from any patent authority in the Territory in connection therewith. In addition, Arctic Vision shall provide Eyenovia with English language and, if in a language other than English, original drafts of proposed material filings and correspondence to any patent authority in the Territory with respect to the Licensed Patents to provide Eyenovia a reasonable opportunity to review and comment thereon prior to submission. Arctic Vision shall notify Eyenovia in writing of any decision to not file, or to cease prosecution or maintenance of, any Licensed Patents in the Territory. Arctic Vision shall provide such notice at least [  ] ([  ]) [  ] prior to any filing or payment due date, or any other due date that requires action, in connection with such Licensed Patent. In such event, upon Eyenovia’s request, (i) Arctic Vision shall provide Eyenovia any files and documents in Arctic Vision’s or its Affiliates’ possession and Control that are necessary or materially useful in the prosecution or maintenance of such Licensed Patent and (ii) Arctic Vision shall transfer the prosecution and maintenance of such Licensed Patent to Eyenovia, and thereafter Eyenovia shall have the right to file, prosecute, maintain, and defend such Licensed Patent in the Territory at Eyenovia’s cost and expense and (ii) such Patent, and any Patents claiming priority thereto, shall no longer be included in the Licensed Patents for purposes of this Agreement.

(b)            Joint Patents. The Parties shall mutually agree on which Party will prepare, file, prosecute, and maintain Joint Patents which are not Licensed Patents based on the contribution of each Party to such Joint Invention and each Party’s potential interest in products based upon such Joint Invention.

(c)            Shared Patents. Notwithstanding anything to the contrary, and without limitation of AV’s obligations, or Eyenovia’s obligations under Section 6.2(a) or 6.2(b), AV shall, to the extent it has the right to file, prosecute, and maintain Licensed Patents and Joint Patents in the Territory under Section 6.2(a) or 6.2(b), file, prosecute and maintain the Licensed Patents and Joint Patents in the Territory, and shall be responsible for all material actions relating to the filing, prosecution and maintenance thereof, including, without limitation, patent interference, reexaminations, reissuances, appeals, oppositions and revocation proceedings. AV shall not knowingly take any action during the filing, prosecution and maintenance of any Licensed Patent or Joint Patents in the Territory that would adversely affect Senju or any corresponding Patent outside the Territory (including any reduction in claim scope), without Eyenovia’s prior written consent.

(d)            Cooperation. Each Party shall provide the other Party reasonable assistance and cooperation in the patent prosecution efforts under this Section 6.2, including providing any necessary powers of attorney and executing any other required documents or instruments for such prosecution.

6.3            Patent Enforcement.

(a)            Notice. Each Party shall promptly notify the other Party if it becomes aware of any alleged, threatened, or actual infringement by a Third Party of the rights granted under Section 2.1(a) to any Licensed Patent (including any Joint Patents which are Licensed Patents), including such infringement arising by the manufacture, use, import, or sale of a Product, any product substantially similar to a Product, or, to the extent used or incorporated into a pharmaceutical product delivering the same API as a Product in substantially the same manner as a Product, any component of any of the foregoing, in each case in the Territory (a “Product Infringement”).

(b)            Enforcement.

(i)            [  ] shall have, as between the Parties, the sole right to bring and control any legal action to enforce the Licensed Patents against a Product Infringement, or negotiate and enter into any settlement with respect thereto, at its own expense; provided, however, that (1) [  ], (2) [  ], and (3)  [  ].  In the event that [  ] enforces the Licensed Patents against a Product Infringement (either on its own behalf or at [  ] request), [  ] shall have the right to participate, at its own expense and with counsel of its choice, in such enforcement of the Licensed Patents, provided that [  ] acknowledges that [  ] shall be the controlling party in such action.  If [  ] does not bring such legal action or commence negotiations to enter into a settlement with respect to such Product Infringement, either on its own behalf or at [  ] request, prior to the earlier of the date that is (i)  [  ] ([  ]) [  ] after the notice provided pursuant to Section 6.3(a) or (ii)  [  ] ([  ]) [  ] prior to the applicable expiration date for the initiation of such action under applicable Law, then [  ] acknowledges that [  ] shall have the right to bring and control any legal action to enforce the Licensed Patents against such Product Infringement, or enter into any settlement thereof, at its own expense. In such case, [  ] shall use Commercially Reasonable Efforts to (i) provide [  ] a reasonable opportunity to consult with [  ] with respect thereto and (ii) [  ] ensure that does not enter into any settlement of any Product Infringement, or make any admissions or assert any position in such claim, suit, proceeding, or threat of any of the foregoing with respect to any Product Infringement, in a manner that would materially and adversely affect the manufacture, use, or sale of any Product in the Field in the Territory, without [  ] prior written consent.

(ii)           Notwithstanding Section 6.3(b)(i), upon [  ] written request with respect to any Product Infringement, [  ] shall use Commercially Reasonable Efforts to obtain [  ] to have the right to bring and control any legal action to enforce the Licensed Patents against such Product Infringement, or negotiate and enter into any settlement with respect thereto, at its own expense and as it reasonably and in good faith determines appropriate.  If such permission or amendment is obtained from [  ] and [  ] does not bring such legal action, or commence negotiations to enter into a settlement with respect to such Product Infringement, by a date to be reasonably negotiated and agreed upon in good by the Parties in conjunction with the negotiation of [  ], which date shall not be any later than the earlier of (i) the date that is [  ] ([  ]) [  ] after the notice provided pursuant to Section 6.3(a) or (ii) the date that is [  ] ([  ]) [  ] prior to the applicable expiration date for the initiation of such action under applicable Law, [  ] acknowledges that either [  ] shall have the right to bring and control any legal action to enforce the Licensed Patents against such Product Infringement, or enter into any settlement thereof, at its own expense as it reasonably determines appropriate after providing [  ] a reasonable opportunity for consultation with respect thereto, provided that in such event [  ] shall not, and shall use Commercially Reasonable Efforts to ensure that [  ] does not, enter into any settlement of any Product Infringement, or make any admissions or assert any position in such claim, suit, proceeding, or threat of any of the foregoing with respect to any Product Infringement, in a manner that would materially and adversely affect the manufacture, use, or sale of any Product in the Field in the Territory, without [  ] prior written consent. [  ] agrees not to enter into any settlement of any Product Infringement, or make any admissions or assert any position in such claim, suit, proceeding, or threat of any of the foregoing with respect to any Product Infringement, in a manner that would adversely affect any Product or [  ] , or the manufacture, use, or sale of any Product or [  ], within or outside the Territory, without the prior written consent of [  ].

(c)            Cooperation. At the request and, subject to the cost-sharing obligation set forth in Section 6.3(b)(i), if applicable, expense of the Party bringing the action under Section 6.3(b) above (or, in the case of any such action brought by [  ], [  ]), the other Party shall provide reasonable assistance in connection therewith, including by executing appropriate documents, cooperating in discovery and joining as a party to the action if required. In connection with any such proceeding, the Party bringing the action under Section 6.3(b) (or, in the case of any such action brought by [  ], [  ]) shall keep the other Party reasonably informed on the status of such action and shall not enter into any settlement (i) admitting the invalidity of, or otherwise impairing the other Party’s rights in, any Licensed Patent without the prior written consent of the other Party (not to be unreasonably withheld), provided that the foregoing shall not apply to any Product Infringement action or settlement brought or entered into by [  ], or (ii) admitting the invalidity of, or that would reasonably be anticipated, at the time such decision is made, to otherwise impair [  ] rights in, any corresponding Patent outside the Territory without [  ] prior written consent. In furtherance of the foregoing, the Parties shall cooperate in good faith to exchange information on a reasonably periodic basis with respect to the prosecution and maintenance of the Licensed Patents and the corresponding Patents owned or Controlled by Eyenovia outside the Territory.

(d)            Recovery. The enforcing Party shall be solely responsible for any cost and expenses incurred by such Party or, pursuant to the first sentence of Section 6.3(c), the other Party, as a result of such enforcement action. If Eyenovia recovers monetary damages in any enforcement action with respect to, or receives any amounts in settlement of, any Product Infringement, such recovery shall first be allocated to reimbursing the Parties’ costs and expenses incurred with respect thereto on a pro rata basis, with the remaining portion thereof being allocated [ ] percent ([ ]%) to Eyenovia and [ ] percent ([ ]%) to Arctic Vision, with Arctic Vision being paid such amount within [  ] ([  ]) [  ] after Eyenovia’s receipt thereof, provided that, for clarity, Eyenovia shall not receive, nor be obligated to share with Arctic Vision, any amounts recovered or received by [  ] with respect to any Product Infringement. If Arctic Vision is the enforcing Party and recovers monetary damages in any enforcement action with respect to, or receives any amounts in settlement of, any Product Infringement under Section 6.2(b)(ii), such recovery shall first be allocated to reimbursing the Parties’ costs and expenses incurred with respect thereto on a pro rata basis, with the remaining portion thereof being allocated [ ] percent ([ ]%) to Arctic Vision and [ ] percent ([ ]%) to Eyenovia, with Eyenovia being paid such amount within [  ] ([  ]) [  ] after Arctic Vision’s receipt thereof.

(e)            Other Infringement. Except for Product Infringement as set forth above, each Party shall have the exclusive right to enforce its own Patents against any infringement anywhere in the world.

6.4            Defense of Licensed Patents. In the event that a Party receives notice of any claim alleging the invalidity or unenforceability of any Licensed Patent in the Territory, such Party shall bring such claim to the attention of the other Party, including all relevant information in its possession related to such claim. The Parties, through the JSC, shall discuss such claim. Where such allegation is made in an opposition, reexamination, interference, or other patent office proceeding or a declaratory judgement action, then the provisions of Section 6.2 shall apply to determine the Parties’ respective rights and obligations with respect to such allegation; provided however that if a Party wishes to bring an infringement claim to enforce the Licensed Patent with respect to a Product Infringement, then the provisions of Section 6.3 shall apply to determine the Parties’ respective rights and obligations with respect thereto. Each Party shall provide to the Party defending any Licensed Patent in the Territory under this Section 6.4 reasonable assistance in such defense, at such defending Party’s request and expense. The defending Party shall keep the other Party reasonably informed of the status and progress of such efforts and shall reasonably consider the other Party’s comments on any such efforts. Without the prior written consent of the other Party (not to be unreasonably withheld), neither Party shall enter into any settlement of any claim, suit, or action that it defended under this Section 6.4 that admits the invalidity or unenforceability of any Licensed Patent or otherwise materially adversely impacts the other Party’s interest therein. Notwithstanding anything to the contrary, Arctic Vision shall not (i) have any rights to defend any Licensed Patent, except to the extent provided in Section 6.2, or (ii) enter into any settlement of any claim, suit, or action that it defended under this Section 6.4 that admits the invalidity or unenforceability of any Patent outside the Territory which corresponds to any Licensed Patent, or otherwise adversely impacts [ ] or any Licensed Patent or corresponding Patent outside the Territory (including any reduction in claim scope), without, in the case of clause (ii), Eyenovia’s prior written consent. In furtherance of the foregoing, the Parties shall cooperate in good faith to exchange information on a reasonably periodic basis with respect to the prosecution and maintenance of the Licensed Patents and the corresponding Patents owned or controlled by Eyenovia outside the Territory.

6.5            Defense of Third Party Claims. If a claim is brought against a Party or an Affiliate thereof by a Third Party alleging infringement of a Patent of such Third Party by the Development, manufacture, or Commercialization of the Product in the Territory, the Party first having notice of the claim or assertion shall promptly notify the other Party, the Parties shall use reasonable good faith efforts to agree on and enter into an “common interest agreement” wherein the Parties agree to their shared, mutual interest in the outcome of such potential dispute, and thereafter, the Parties shall promptly meet to consider the claim or assertion and the appropriate course of action. Each Party shall be entitled to represent itself in any litigation to which it is a party, at its own expense, unless otherwise agreed upon by the Parties or as otherwise set forth in this Agreement.

6.6            Trademarks.

(a)            Product Trademarks. Eyenovia or its Affiliates may develop and adopt trademarks, including trade names, trade dresses, branding, and logos, to be used with respect to the Products (such trademarks, trade names, trade dresses, branding, and logos developed thereby, other than those representing Eyenovia or its Affiliates generally, including those set forth on Exhibit E, “Eyenovia Product Marks”), and Eyenovia and its Affiliates shall own all Eyenovia Product Marks throughout the world and all goodwill in the Eyenovia Product Marks shall accrue to Eyenovia and its Affiliates. If Arctic Vision wishes to develop its own trademarks, including trade names, trade dresses, branding, and logos, for any Products in the Territory that are not Eyenovia Product Marks (such trademarks, trade names, trade dresses, branding, and logos, other than those representing Arctic Vision or its Affiliates generally, the “AV Product Marks”; the Eyenovia Product Marks and/or AV Product Marks, “Product Marks”), Arctic Vision shall have the right to develop and select such AV Product Marks as may be available for registration and marketing of such Product(s) in the Territory. Eyenovia shall be responsible for, but prior to the initiation of the first Registration Trial of a Product in the Territory shall not have any obligation with respect to, the registration, maintenance, defense and enforcement of the Eyenovia Product Marks in the Territory using counsel reasonably acceptable to Arctic Vision at Arctic Vision’s expense (and Arctic Vision shall reimburse Eyenovia for any such expense within [  ] ([  ]) [  ] after any invoice received therefor from Eyenovia that is not reasonably disputed in good faith), and Arctic Vision shall be responsible for the registration, maintenance, defense and enforcement of the AV Product Marks in the Territory using counsel mutually reasonably acceptable to Eyenovia. Following the initiation of the first Registration Trial of a Product in the Territory, Eyenovia shall, upon written notice from Arctic Vision with respect to any Eyenovia Product Mark reasonably selected by Arctic Vision for use in the Territory with respect to such Product, use Commercially Reasonable Efforts to register, maintain, and defend such Eyenovia Product Mark, at Arctic Vision’s expense. Each Party shall keep the other Party informed of material progress with regard to the registration, prosecution, maintenance and defense, if any, of such Party’s Product Marks in the Territory, including content, timing, and jurisdiction of the filing of such Product Marks in the Territory, sufficiently in advance for the other Party to be able to review any material documents, and the filing Party shall consult with, and consider in good faith the requests and suggestions of, the other Party with respect to strategies for filing, prosecuting and defending such Product Marks in the Territory.

(b)            Trademark License.

(i)            Arctic Vision shall have the right, but not the obligation, to use the Eyenovia Product Marks to Commercialize the Products in the Territory. Eyenovia hereby grants to Arctic Vision a limited, royalty-free license to use the Eyenovia Product Marks in connection with the Commercialization of the Products in the Territory under this Agreement. All use of the Eyenovia Product Marks shall comply with applicable Laws and shall be subject to Eyenovia’s prior review and approval, such approval not to be unreasonably withheld, conditioned, or delayed.

(ii)           Arctic Vision shall comply with all applicable Laws and regulations pertaining to the proper use and designation of the Eyenovia Product Marks in connection with the Commercialization of the Products in the Territory. Additionally, Arctic Vision shall use Commercially Reasonable Efforts to:

(1)            after receipt of a written request from Eyenovia, comply with the reasonable requirements of Eyenovia as to the form, manner, scale and context of use of the Eyenovia Product Marks, the use of the statements to accompany them, as well as the appearance of the Eyenovia Product Marks

(2)           on containers, packaging and related marketing and promotional materials to be used for Product; and

(3)            include, on any item which bears an Eyenovia Product Mark, a statement identifying Eyenovia as the owner of such Eyenovia Product Mark and stating that Arctic Vision is an authorized user of such Eyenovia Product Mark;

(iii)            Arctic Vision shall not take any action that it knows is, or would reasonably be anticipated to be, inconsistent with Eyenovia’s or its Affiliates’ ownership of the Eyenovia Product Marks. Any benefits (including good will) accruing from the use of the Eyenovia Product Marks under this Agreement shall automatically vest in Eyenovia and its Affiliates. Arctic Vision shall not form any combination trademarks or trade names with any Eyenovia Product Marks.

Article 7
CONFIDENTIALITY

7.1            Confidentiality Obligations. Except to the extent expressly authorized by this Agreement or otherwise agreed in writing by the Parties, each Party agrees that, during the Term of this Agreement and for [  ] ([  ]) [  ] thereafter, it shall keep confidential and shall not publish or otherwise disclose and shall not use for any purpose other than as provided for in this Agreement (which includes the exercise of any rights or the performance of any obligations hereunder) any Confidential Information of the other Party.

7.2            Exceptions. The obligations set forth in Section 7.1 shall not apply to any information that the receiving Party can demonstrate that such information:

(a)            is known by the receiving Party at the time of its receipt without an obligation of confidentiality, and not through a prior disclosure by the disclosing Party, as documented by the receiving Party’s business records;

(b)            is in the public domain before its receipt from the disclosing Party, or thereafter enters the public domain other than through the receiving Party’s breach of the confidentiality obligations set forth herein;

(c)            is subsequently disclosed to the receiving Party, without obligation of confidentiality, by a Third Party who may lawfully do so and is not under an obligation of confidentiality to the disclosing Party; or

(d)            is developed by the receiving Party independently and without use of, or reference to, any Confidential Information of the disclosing Party, as documented by the receiving Party’s business records.

Any combination of features or disclosures shall not be deemed to fall within the foregoing exclusions merely because individual features are published or available to the general public or in the rightful possession of the receiving Party unless the combination itself and principle of operation are published or available to the general public or in the rightful possession of the receiving Party.

7.3            Authorized Disclosures. Notwithstanding anything to the contrary herein, a Party may disclose the other Party’s Confidential Information to the extent:

(a)            such disclosure is reasonably necessary: (i) for the filing, prosecution, enforcement, and defense of Patents as contemplated by this Agreement; (ii) in connection with regulatory filings for a Product or any component thereof; (iii) for prosecuting or defending litigation as contemplated by this Agreement; or (iv) to its and its Affiliates’ employees, consultants, contractors, and agents, in each case on a need-to-know basis in connection with the exercise of its rights or the performance of its obligations under this Agreement, including the Development, manufacture, or Commercialization of any Product, or any component thereof, in accordance with the terms of this Agreement;

(b)            such disclosure is reasonably necessary: (i) to such Party’s or its Affiliates’ directors, attorneys, independent accountants, or financial advisors for the purpose of enabling such directors, attorneys, independent accountants, or financial advisors to provide advice to such Party; or (ii) to actual or potential investors, lenders, investment bankers, acquirors, acquisition or merger targets, Sublicensees, Subcontractors, Third Party Distributors, Other Licensees, and other financial or business partners for the purpose of evaluating or carrying out an actual or potential investment, loan, acquisition, merger, collaboration, license, strategic partnership, or other business relationship; provided that in each such case on the condition that such recipients are bound by confidentiality and non-use obligations substantially consistent with those contained in this Agreement;

(c)            such disclosure is required by applicable Laws or judicial or administrative process (including regulations promulgated by securities exchanges), provided that in such event such Party shall, except where impracticable, give reasonable advance notice to the other Party of such disclosure, use diligent efforts to secure confidential or protective treatment of such Confidential Information reasonably consistent to those such Party would use to protect its own confidential information of a similar nature, but in no event less than reasonable efforts, and cooperate with the other Party, as reasonably requested thereby, in seeking confidential or protective treatment of such information.

Any information disclosed pursuant to Section 7.3 shall remain Confidential Information and subject to the restrictions set forth in this Agreement, including the foregoing provisions of this Article 7.

7.4            Publications.

(a)            Review. Each Party shall have the right to review and comment on any material proposed for presentation or publication by the other Party regarding results of such other Party’s Development activities during the Term with respect to the Products, whether by oral presentation, manuscript, or abstract. Before any such material is submitted for publication, or presentation of any such material is made, the publishing Party shall deliver an English-language summary, and an original-language original, of the material proposed for disclosure to the other Party, at least [  ] ([  ])  [  ] for oral presentations or abstracts or [  ] ([  ]) [  ] for manuscripts, prior to submitting the material to a publisher or initiating any other disclosure, or as close to these time frames as reasonably possible. The reviewing Party shall review any such material and give its comments to the publishing Party within [  ] ([  ])  [  ] for oral presentations or abstracts and [  ] ([  ]) [  ] for manuscripts after the receipt of such material, provided that the reviewing Party shall make reasonable efforts to review such materials and abstracts and return such items as soon as practicable to the publishing Party with appropriate comments, if any. Subject to Section 7.4(b), and without limitation of a Party’s obligations under Section 7.1, as modified by Sections 7.2 and 7.3, following the expiration of the applicable time period for review, the publishing Party shall be free to submit such proposed manuscript for publication or presentation materials for public disclosure, and does not need to follow this process for subsequent publications or presentations of the same data or other information.

(b)            Delays in Publication. If the reviewing Party notifies the publishing Party within the applicable time period set forth in subsection (a) above that such publication or presentation, in the reviewing Party’s reasonable judgment (i) contains an Invention for which the reviewing Party desires to obtain patent protection, the publishing Party shall delay such publication or presentation for a period of up to [  ] ([  ]) [  ] (or such other time period agreed by the Parties in writing) to permit the preparation and filing of a patent application for such Invention, or (ii) contains any Confidential Information of the reviewing Party, or could be expected to have a material adverse effect on the commercial value of any Confidential Information disclosed by the reviewing Party to the publishing Party, the Parties shall attempt to agree on revisions to the applicable disclosure so as to preserve both the commercial value of such Confidential Information and the scientific merit of such disclosure, and no publication or presentation shall be made by the publishing Party until the Parties agree on such revisions (such agreement not to be unreasonably withheld, conditioned, or delayed) or the Confidential Information of the reviewing Party is removed.

7.5            Publicity.

(a)            The Parties have agreed on language of a joint press release announcing this Agreement, which is attached hereto as Exhibit F, to be issued by the Parties promptly after the Effective Date. Subject to the rest of this Section 7.5, no disclosure of the terms of this Agreement may be made by either Party, and, except as permitted under Section 6.6 or 10.3(d), neither Party shall use the name, trademark, trade name, or logo of the other Party, its Affiliates, or their respective employee(s) in any publicity, promotion, news release, or disclosure relating to this Agreement or its subject matter, without the prior express written permission of the other Party, except that is, based on the advice of the disclosing Party’s counsel, required by Law (including the rules of a securities exchange on which the securities of the disclosing entity are listed or to which an application for listing has been submitted). Following the initial joint press release announcing this Agreement, either Party shall be free to disclose or publicize, without the other Party’s prior written consent, the existence of this Agreement, the identity of the other Party, and those terms of the Agreement which have already been publicly disclosed in accordance herewith.

(b)            A Party may disclose this Agreement and its terms in securities filings with the Securities Exchange Commission or other Government Authorities to the extent, based on the advice of the disclosing Party’s counsel, such disclosure is required by Law (or rules of a securities exchange on which the securities of the disclosing entity are listed or to which an application for listing has been submitted) after complying with the procedure set forth in this Section 7.5. In such event, the Party seeking such disclosure will prepare a proposed redacted version of this Agreement, and the other Party agrees to promptly (and in any event, no less than [  ] ([  ]) [  ] after receipt of such proposed redactions) give its input in a reasonable manner in order to allow the Party seeking disclosure to file the redacted version of the Agreement within the time lines proscribed by applicable Laws.

(c)            Each Party acknowledges that the other Party may be legally required to make public disclosures of certain material developments or material information generated under this Agreement and agrees that each Party may make such disclosures as required by Law or rules of a securities exchange on which the securities of the disclosing entity are listed (or to which an application for listing has been submitted).

7.6            Prior CDA. This Agreement supersedes the Confidentiality Agreement between the Parties dated [  ] (the “Prior CDA”) with respect to information disclosed thereunder, provided that, notwithstanding anything to the contrary, the standstill restrictions in Section 6 of the Prior CDA shall remain in effect in accordance with the terms therein. All information disclosed by a Party or its Affiliate under the Prior CDA shall be deemed Confidential Information of such Party under this Agreement and shall be subject to the terms of this Article 7.

7.7            Equitable Relief. Each Party acknowledges that a breach of this Article 7 may not reasonably or adequately be compensated in damages in an action at law and that such a breach may cause the other Party irreparable injury and damage. Therefore each Party agrees that the other Party shall be entitled, in addition to any other remedies it may have under this Agreement or otherwise, to preliminary and permanent injunctive and other equitable relief to prevent or curtail any breach of the obligations relating to Confidential Information set forth in this Agreement.

Article 8
REPRESENTATIONS AND WARRANTIES

8.1            Mutual Representations and Warranties. Each Party hereby represents, warrants, and covenants (as applicable) to the other Party, as of the Effective Date, as follows:

(a)            it is a company or corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction in which it is incorporated, and has full corporate power and authority and the legal right to own and operate its property and assets and to carry on its business as it is now being conducted and as contemplated in this Agreement, including, without limitation, the right to grant the licenses granted by it hereunder;

(b)            (i) it has the corporate power and authority and the legal right to enter into this Agreement and perform its obligations hereunder, including, without limitation, the right to grant the licenses granted by it hereunder; (ii) it has taken all necessary corporate action on its part required to authorize the execution and delivery of the Agreement and the performance of its obligations hereunder; and (iii) the Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid, and binding obligation of such Party that is enforceable against it in accordance with its terms;

(c)            the execution, delivery and performance of this Agreement will not cause or result in a violation of any applicable Law or of its charter documents, and it is not a party to any agreement that would materially prevent it from granting the rights granted to the other Party under this Agreement or performing its obligations under the Agreement; and

(d)            it shall comply in all material aspects with all applicable Laws in the course of performing its obligations and exercising its rights under this Agreement.

8.2            Additional Representations and Warranties of Eyenovia. Eyenovia hereby represents and warrants to Arctic Vision that, as of the Effective Date:

(a)            Eyenovia solely owns, or is the sole and exclusive licensee of, the entire right, title, and interest in and to the Licensed Technology in the Territory in the Field with respect to the Products and the components thereof, free and clear of all liens, except as otherwise set forth in the Senju License Agreement or this Agreement, and has the right to grant to Arctic Vision the licenses and rights as purported to be granted hereunder;

(b)            Eyenovia has not granted, and will not grant during the Term, any license or right in the Licensed Technology that are inconsistent with the licenses and rights granted to Arctic Vision under this Agreement;

(c)            Eyenovia and its Affiliates have not received any written notice from any Third Party asserting or alleging that the research, Development, or manufacture of either Product infringed or misappropriated the intellectual property rights of such Third Party;

(d)            to Eyenovia’s knowledge, the Development, manufacture, and Commercialization of the Products in the Territory can be carried out as contemplated by this Agreement without infringing or misappropriating any intellectual property rights of any Third Party, provided that, for purposes of this clause (d), Arctic Vision acknowledges that Eyenovia has not performed (or had performed on its behalf) any patent or freedom to operate searches or analyses with respect to the Development, manufacture, and Commercialization of the Products in the Territory and there shall be no implied duty to have performed any such search or analysis for purposes hereof;

(e)            there are no pending or, to the knowledge of Eyenovia and its Affiliates, alleged or threatened, adverse actions, suits, proceedings, or claims against Eyenovia or its Affiliates involving the Licensed Technology, either Product, or any component of either Product;

(f)             Eyenovia and its Affiliates are not aware of any infringement or misappropriation of any Licensed Technology by any Third Party;

(g)            Exhibit B includes all Patents Controlled by Eyenovia and its Affiliates as of the Effective Date that Cover the Products in the Territory (including composition of matter and methods of making and using the Products);

(h)            Eyenovia or its Affiliates possess (either directly or via a Third Party that Eyenovia or its Affiliate has the right to require to provide to Arctic Vision) the Licensed Know-How that is necessary or reasonably useful to Develop, manufacture, and Commercialize each Product as such activity is being conducted by Eyenovia or its Affiliates as of the Effective Date outside the Territory;

(i)             there is no pending or, or to the knowledge of Eyenovia and its Affiliates, alleged or threatened, re-examination, opposition, interference, or litigation, or any written communication alleging that any Licensed Patent is invalid or unenforceable anywhere in the world;

(j)             all application, registration, maintenance, and renewal fees in respect of the Licensed Patents due prior to the Effective Date have been paid and all necessary documents and certificates for the purpose of maintaining the issued Patents within the Licensed Patents due prior to the Effective Date have been filed with the applicable Government Authority;

(k)            Eyenovia and its Affiliates (including, to the knowledge of Eyenovia and its Affiliates, their contractors) have complied with all applicable Laws in connection with the Development of the Products, and have not used any employee, consultant, or contractor who has been debarred by any Regulatory Authority, or to its knowledge, is the subject of a debarment proceeding by any Regulatory Authority; and

(l)             Eyenovia has provided Arctic Vision with complete and accurate copies of all Regulatory Materials, including INDs and device master files, held by Eyenovia in the Territory for each Product and the Optejet Dispenser Base, respectively;

(m)            all Regulatory Materials filed in the Territory by Eyenovia with respect to each Product and the Optejet Dispenser Base were, at the time of filing, true, complete, and accurate;

(n)             neither Eyenovia, any Affiliate thereof, nor, to Eyenovia’s and its Affiliates’ knowledge, any Third Party holds any IND or Regulatory Approval in the Territory for any Product or any component thereof, nor submitted an application for any of the foregoing to any Regulatory Authority in the Territory;

(o)             Eyenovia has not received any written notice from any Regulatory Authority or other Government Authority commencing or threatening withdrawal of any active IND for either Product held by Eyenovia;

(p)             all Products manufactured by Eyenovia for use in clinical trials of such Product in the Territory have been manufactured in accordance with cGMPs;

(q)             all information provided by Eyenovia or its Affiliates to Arctic Vision for due diligence purposes in relation to this Agreement is, to the knowledge of Eyenovia and its Affiliates with respect to all Licensed Know-How generated by Third Parties, complete and accurate in all material respects. Without limiting the foregoing, Eyenovia and its Affiliates have made available to Arctic Vision for review all material Data for each Product and all other material information (including relevant correspondence with Regulatory Authorities) in the possession and Control of Eyenovia or its Affiliates relating to each Product; and

(r)             it does not plan to file for insolvency protection under Bankruptcy Laws for at least [  ] ([  ]) [  ] after the Effective Date and it is not aware of any fact that would cause a Third Party to initiate any such proceedings against it.

8.3            Eyenovia Representations, Warranties, and Covenants Regarding the Senju License Agreement.

(a)            Eyenovia shall make any and all payments that become due under the Senju License Agreement as a result of any activity under this Agreement, whether by or on behalf of Eyenovia or by Arctic Vision or its Affiliate or Sublicensee, in each case in accordance with the terms of the Senju License Agreement.

(b)            Eyenovia is, as of the Effective Date, in compliance in all material respects with the Senju License Agreement, and, to Eyenovia’s knowledge, the other party to the Senju License Agreement is, as of the Effective Date, not in breach or default in any respect of the Senju License Agreement pertaining to the Product.

(c)            In the event that Eyenovia receives a notice or other communication alleging it is in breach (including a notice or other communication threatening termination) of the Senju License Agreement, Eyenovia shall promptly Arctic Vision with a copy of such notice. Without limiting any other right or remedy of Arctic Vision under this Agreement and in order to prevent, ameliorate, mitigate, or cure a breach of the Senju License Agreement, in the event that Eyenovia fails to perform any of its obligations under the Senju License Agreement, which failure is not cured within [  ] ([  ]) [  ] after written notice thereof from Arctic Vision, Arctic Vision may perform such obligation on behalf of Eyenovia, provided that Arctic Vision shall be entitled to credit any reasonable, documented out-of-pocket costs it incurs in performing any such obligation against any future payments otherwise owed to Eyenovia under this Agreement. This Agreement sets forth the obligations of the Parties inter se, and nothing in this Agreement (including any standard of effort set forth herein) shall limit or modify the obligations of Eyenovia under the Senju License Agreement.

(d)            Eyenovia shall not agree to any amendment or other modification (including termination) to the Senju License Agreement in a manner that would, at the time of such amendment, modification, or termination, reasonably be anticipated to adversely affect the rights sublicensed to Arctic Vision under this Agreement without Arctic Vision’s prior written consent, such consent not to be unreasonably withheld or delayed.

8.4            Arctic Vision Representations, Warranties, and Covenants Regarding the Senju License Agreement. Arctic Vision represents and warrants that, as of the Effective Date, neither it nor any of its Affiliates is a Senju Competitor. Notwithstanding anything to the contrary, Arctic Vision shall not, and shall ensure that Sublicensees and its Affiliates do not, (i) sublicense any rights granted hereunder to any Third Party that is a Senju Competitor at the time such sublicense is granted, (ii) permit any Sublicensee to sublicense its rights to any Third Party that is a Senju Competitor at the time such sublicense is granted, or (iii) indirectly or directly sell or otherwise provide, or permit any Affiliate of Arctic Vision or Sublicensee to indirectly or directly sell or otherwise provide, any Product to any Third Party that is a Senju Competitor.

8.5            Disclaimer. EXCEPT AS EXPRESSLY STATED HEREIN, NO OTHER REPRESENTATIONS OR WARRANTIES WHATSOEVER, INCLUDING WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, IS MADE OR GIVEN BY OR ON BEHALF OF A PARTY. ALL SUCH OTHER REPRESENTATIONS AND WARRANTIES, WHETHER ARISING BY OPERATION OF LAW OR OTHERWISE, ARE HEREBY EXPRESSLY EXCLUDED. BOTH PARTIES UNDERSTAND THAT THE PRODUCTS ARE THE SUBJECT OF ONGOING RESEARCH AND DEVELOPMENT AND NEITHER PARTY CAN ASSURE THAT ANY PRODUCT CAN BE SUCCESSFULLY DEVELOPED AND COMMERCIALIZED.

Article 9
INDEMNIFICATION; LIABILITY

9.1            Indemnification by Eyenovia. Eyenovia shall indemnify, defend, and hold harmless Arctic Vision, its Affiliates, and their respective officers, directors, agents and employees (“Arctic Vision Indemnitees”) from and against any and all Third Party suits, claims, actions, or demands (each, a “Claim”) against an Arctic Vision Indemnitee, and all associated liabilities, expenses, and/or losses, including reasonable legal expenses and attorneys’ fees (collectively “Losses”), in each case arising out of or caused by:

(a)            the negligence, willful misconduct, or failure to comply with applicable Law of any Eyenovia Indemnitee;

(b)            Eyenovia’s or any of the Eyenovia Indemnitees’ breach of this Agreement, including any representation, warranty, or covenant made by Eyenovia hereunder; or

(c)            the Development, manufacture, or Commercialization of any Product by or on behalf of Eyenovia or its Affiliates or Other Licensees, including any Claim alleging that any of such activities infringes or misappropriates any Third Party’s intellectual property or other rights;

except in each case to the extent (i) such Claims result from any circumstances set forth in clause (a), (b), or (c) of Section 9.2 or (ii) Arctic Vision is obligated to indemnify the Eyenovia Indemnitee for such Claim.

9.2            Indemnification by Arctic Vision. Arctic Vision shall indemnify and hold Eyenovia, its Affiliates, and their respective officers, directors, agents and employees (“Eyenovia Indemnitees”) from and against any and all Losses in each case resulting from any Third Party Claims against an Eyenovia Indemnitee arising out of or caused by:

(a)            the negligence or willful misconduct, or failure to comply with applicable Law of any Arctic Vision Indemnitee;

(b)            Arctic Vision’s or any of the Arctic Vision Indemnitees’ breach of this Agreement, including any representation, warranty, or covenant made by Arctic Vision hereunder; or

(c)            the Development, manufacture, or Commercialization of any Product by or on behalf of Arctic Vision, its Affiliates, or Sublicensees, including any Claim alleging that any of such activities infringes or misappropriates any Third Party’s intellectual property or other rights;

except in each case, to the extent (i) such Claims result from any circumstances set forth in clause (a), (b), or (c) of Section 9.1 or (ii) Eyenovia is obligated to indemnify the Arctic Vision Indemnitee for such Claim.

9.3            Indemnification Procedure. If either Party is seeking indemnification under Sections 9.1 or 9.2 (the “Indemnified Party”), it shall inform the other Party (the “Indemnifying Party”) in writing of the Claim giving rise to the obligation to indemnify pursuant to such Section as soon as reasonably practicable after receiving notice of the Claim. The Indemnifying Party shall have the right to assume the defense of any such Claim for which it is obligated to indemnify the Indemnified Party. The Indemnified Party shall cooperate with the Indemnifying Party and the Indemnifying Party’s insurer as the Indemnifying Party may reasonably request, and at the Indemnifying Party’s cost and expense. The Indemnified Party shall have the right to participate, at its own expense and with counsel of its choice, in the defense of any Claim that has been assumed by the Indemnifying Party. Neither Party shall have the obligation to indemnify the other Party in connection with any settlement made without the Indemnifying Party’s written consent, which consent shall not be unreasonably withheld or delayed. The Indemnifying Party may not settle any Claim without the prior written consent of the Indemnified Party, such consent shall not be unreasonably withheld, conditioned, or delayed; provided, however, that the Indemnifying Party shall not be required to obtain such consent if the settlement: (a) involves only the payment of money and does not cause the Indemnified Party to be subject to any non-indemnified liability or injunctive or other similar type of relief; (b) does not require an admission by the Indemnified Party; and (c) does not adversely affect the intellectual property rights Controlled by, or the rights or licenses granted under this Agreement to, the Indemnified Party (or its Affiliate). If the Parties cannot agree as to the application of Section 9.1 or 9.2 as to any Claim, pending resolution of the dispute pursuant to Section 11.7, the Parties may conduct separate defenses of such Claims, with each Party retaining the right to claim indemnification from the other Party in accordance with Section 9.1 or 9.2 upon resolution of the underlying Claim.

9.4            Mitigation of Loss. Each Indemnified Party shall use Commercially Reasonable Efforts to take, and shall procure that its Affiliates use Commercially Reasonable Efforts to take, such reasonable steps and action as are reasonably necessary, or as the Indemnifying Party may reasonably request in writing, in order to mitigate any Claims (or potential associated Losses) subject to indemnification under this Article 9, provided that the Indemnifying Party shall bear any material, reasonable, documented costs incurred by the Indemnified Party with respect to any such steps or actions to the extent such costs constitute Losses subject to indemnification pursuant to Section 9.1 or 9.2. Nothing in this Agreement shall or shall be deemed to relieve any Party of any common law or other duty under applicable Law to mitigate any losses incurred by it.

9.5            Limitation of Liability. NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL, PUNITIVE, OR INDIRECT DAMAGES ARISING FROM OR RELATING TO THIS AGREEMENT, OR DAMAGES FOR LOSS OF PROFIT, LOST SALES, OR LOST OPPORTUNITY IN CONNECTION WITH THIS AGREEMENT, IN EACH CASE REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES. NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS SECTION 9.5 IS INTENDED TO OR SHALL LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF ANY PARTY UNDER SECTION 9.1 OR 9.2, OR DAMAGES AVAILABLE FOR A PARTY’S BREACH OF CONFIDENTIALITY OBLIGATIONS IN Article 7 OR EXCLUSIVITY OBLIGATIONS UNDER SECTION 2.6.

9.6            Insurance. Each Party, at its own expense, shall maintain commercial general liability insurance and product liability and other appropriate insurance, in amounts consistent with sound business practice in its respective territory and reasonable in light of its obligations under this Agreement. Each Party shall maintain such insurance for the period commencing promptly after the Effective Date until [  ] ([  ]) [  ] after the Term. Each Party shall provide a certificate of insurance evidencing such coverage to the other Party upon request. It is understood that such insurance shall not be construed to create any limit of either Party’s obligations or liabilities with respect to its indemnification obligations under this Agreement.

Article 10
TERM AND TERMINATION

10.1          Term. The term of this Agreement (“Term”) shall commence upon the Effective Date and continue until terminated pursuant to Section 10.2.

10.2          Termination.

(a)            Termination by Arctic Vision for Convenience. At any time during the Term, Arctic Vision may terminate this Agreement in its entirety or on a Product-by-Product or Jurisdiction-by-Jurisdiction basis, for any or no reason, upon ninety (90) days’ written notice to Eyenovia, provided that, if Arctic Vision terminates this Agreement prior to its payment of the amount due under Section 5.1, Arctic Vision shall, notwithstanding anything to the contrary, remain liable for such payment.

(b)            Termination for Material Breach.

(i)            Each Party shall have the right to terminate this Agreement immediately upon written notice to the other Party if such other Party materially breaches this Agreement and has not cured such breach within ninety (90) days (or, in the event of a failure to pay, thirty (30) days) after receipt from the non-breaching Party of written notice specifying the breach and requesting its cure; provided, however, that if such breach (other than a payment breach) cannot be cured within such ninety (90)-day period, a Party will not have the right to terminate pursuant to this Section 10.2(b)(i) if the breaching Party commences Commercially Reasonable Efforts to cure such breach within such ninety (90)-day period and cures such breach within ninety (90) days after the initial ninety (90) day period; and provided further that if the breaching Party is Arctic Vision and such material breach relates solely to one Product under the Agreement (but not to all Products), then Eyenovia shall have the right to terminate this Agreement pursuant to this Section 10.2(b) solely with respect to the Product to which such material breach relates.

(ii)            If the alleged breaching Party disputes in good faith the existence or materiality of a breach specified in a notice provided by the other Party, and such alleged breaching Party provides the other Party notice of such dispute within thirty (30) days of notice from the other Party of such breach, then the other Party shall not have the right to terminate this Agreement under Section 10.2(b) unless and until an arbitral tribunal, in accordance with Section 11.7, has determined that the alleged breaching Party has materially breached the Agreement and such Party fails to cure such breach within the applicable cure period set forth above following such decision.

(c)            Termination for Insolvency.

(i)            In the event that either Party (i) files for protection under bankruptcy or insolvency laws, (ii) makes an assignment for the benefit of creditors, (iii) appoints or suffers appointment of a receiver or trustee over substantially all of its property that is not discharged within sixty (60) days after such filing, (iv) proposes or is a party to any dissolution or liquidation, (v) files a petition under any bankruptcy or insolvency act or has any such petition filed against that is not discharged within sixty (60) days of the filing thereof, or (vi) admits in writing its inability generally to meet its obligations as they fall due in the general course, then the other Party may terminate this Agreement in its entirety effective immediately upon written notice to such Party.

(ii)            All rights and licenses granted under or pursuant to this Agreement are, and shall otherwise be deemed to be, for purposes of Section 365(n) of Title 11 of the United States Code and other similar laws in any other jurisdiction outside of the Territory (collectively, the “Bankruptcy Laws”), licenses of rights to “intellectual property” as defined under the Bankruptcy Laws. If a case is commenced during the Term by or against a Party under Bankruptcy Laws then, unless and until this Agreement is rejected as provided pursuant to such Bankruptcy Laws, such Party (in any capacity, including debtor-in-possession) and its successors and assigns (including a Title 11 trustee) shall perform all of the obligations in this Agreement intended to be performed by such Party. If a case is commenced during the Term by or against a Party under the Bankruptcy Laws, this Agreement is rejected as provided for under the Bankruptcy Laws, and the non-bankrupt Party elects to retain its rights hereunder as provided for under the Bankruptcy Laws, then the Party subject to such case under the Bankruptcy Laws (in any capacity, including debtor-in-possession) and its successors and assigns (including a Title 11 trustee), shall provide to the non-bankrupt Party copies of all Patents and Know-How Controlled by the bankrupt Party necessary for the non-bankrupt Party to prosecute, maintain and enjoy its rights under the terms of this Agreement. All rights, powers and remedies of the non-bankrupt Party as provided herein are in addition to and not in substitution for any and all other rights, powers and remedies now or hereafter existing at law or in equity (including the Bankruptcy Laws) in the event of the commencement of a case by or against a Party under the Bankruptcy Laws. In particular, it is the intention and understanding of the Parties to this Agreement that the rights granted to the Parties under this Section 10.2 are essential to the Parties’ respective businesses and the Parties acknowledge that damages are not an adequate remedy.

10.3          Effect of Termination. Upon termination of this Agreement, the following terms will apply (for clarity, during the pendency of any dispute regarding material breach and/or any termination notice period with respect to such Product, all of the terms and conditions of this Agreement shall remain in effect and the Parties shall continue to perform all of their respective obligations hereunder):

(a)            Licenses. Upon termination of this Agreement in its entirety, Arctic Vision’s licenses under Section 2.1 shall terminate. Upon termination of this Agreement solely with respect to a Product (the “Terminated Product”) or Jurisdiction (the “Terminated Jurisdiction”), Arctic Vision’s license under Section 2.1 shall terminate with respect to such Terminated Product or Terminated Jurisdiction and this Agreement shall continue in full force and effect with respect to all other Products and other Jurisdictions not subject to termination.

(b)            Sublicenses. Upon any termination of this Agreement, whether in its entirety or with respect to a Product or Jurisdiction, all rights granted to any Sublicensee under any rights subject to such termination (including any sublicenses thereto) shall, notwithstanding anything to the contrary, terminate.

(c)            Development Wind-Down or Transition. If any clinical trials that were initiated by or on behalf of Arctic Vision, any Affiliate thereof, or any Sublicensee prior to the termination of this Agreement are on-going as of the effective date of termination of this Agreement in its entirety or with respect to a Product, Arctic Vision shall cooperate with Eyenovia as reasonably requested thereby to wind-down such clinical trial(s) in an orderly fashion at the cost and expense of Arctic Vision, unless terminated by Arctic Vision pursuant to Section 10.2(b); provided, however, that Arctic Vision shall consider in good faith any request by Eyenovia to transition the sponsorship of any such ongoing clinical trial to Eyenovia or its designee. If the Parties agree to transition sponsorship of any clinical trial of a Terminated Product(s) to Eyenovia or its designee, Arctic Vision shall provide reasonable cooperation to Eyenovia and its designee(s) to facilitate, and the Parties shall use reasonable efforts to effect, a reasonable, orderly, and prompt transition of the Development activities relating to the Terminated Product(s) to Eyenovia and/or its designee(s) so that Eyenovia or its designee is able to assume responsibility for same as of the effective date of termination. If this Agreement is terminated solely with respect to a Product or a Jurisdiction, then the foregoing shall apply with respect to such Terminated Product or Terminated Jurisdiction. For clarity, nothing in this Section 10.3(c) shall require Arctic Vision to create any new Know-How.

(d)            Reversion. Upon termination of this Agreement, in whole or in part, for any reason, the following shall apply with respect to the Product(s) and/or Jurisdiction(s) subject to such termination:

(i)            Eyenovia shall have the right, exercisable within [  ] ([  ]) [  ] after termination, to request that Arctic Vision provide Eyenovia with a list of all of the material information in Arctic Vision’s or its Affiliates’ possession or control, and not previously provided to Eyenovia, concerning: AV Patents, AV Know-How, AV Product Marks, Regulatory Approvals, MAAs, Regulatory Materials, AV Product-Related Materials, and AV Product Contracts, and Arctic Vision’s and its Affiliates inventory of Products and components thereof (the “Reversion List”). Arctic Vision shall provide the Reversion List to Eyenovia within [  ] ([  ]) [  ]after receiving Eyenovia’s request therefor;

(ii)           Within [  ] ([  ]) [  ] after Arctic Vision’s provision to Eyenovia of the Reversion List, Eyenovia shall indicate to Arctic Vision, in writing, which items of the Reversion List Eyenovia wishes to review in further detail (the “Data Room Request”). Within [  ] ([  ]) [  ] after Arctic Vision’s receipt of Eyenovia’s Data Room Request, Arctic Vision shall create a data room including the items specified in the Data Room Request (the “Reversion Data Room”) and provide Eyenovia with reasonable access to such data room.

(iii)         To the extent permitted by applicable Laws and the applicable Regulatory Authority(ies) and requested by Eyenovia in writing within [  ] ([  ]) [  ] after Eyenovia receives access to the Reversion Data Room, Arctic Vision shall transfer and assign to Eyenovia or its designee, at Eyenovia’s expense, all Regulatory Approvals, MAAs, and other Regulatory Materials solely pertaining to the Products in the Territory, and all Data generated by Arctic Vision solely pertaining to the Products, in each case, in Arctic Vision’s or its Affiliates’ Control and possession as of the effective date of applicable termination. To the extent any Regulatory Approvals, MAAs, and other Regulatory Materials for, in each case, the Products cannot be so transferred or do not solely relate to the Products, (A) Arctic Vision shall cooperate with Eyenovia, as reasonably requested thereby and at Eyenovia’s expense, in preparing, filing, and obtaining Regulatory Approvals, MAAs, and/or Regulatory Materials for the Products in the name of Eyenovia or its designee that are equivalent to those that could not be so transferred and (B) the licenses granted under Section 10.3(d)(iv) shall include a right of reference to all such Regulatory Approvals, MAAs, and/or Regulatory Materials that could not be so transferred or do not solely relate to the Products (but such right of reference shall be limited solely to reference in respect of the Products).

(iv)          Effective upon the effective date of termination of this Agreement in part or in its entirety, but subject to Section 2.6, Arctic Vision shall grant, and hereby grants, to Eyenovia and its Affiliates a non-exclusive, royalty-bearing license under (A) all AV Know-How actually incorporated by Arctic Vision into a Terminated Product, or any Product in the Terminated Jurisdiction, as it exists as of the effective date of termination or otherwise necessary for the Development, manufacture and/or Commercialization of a Terminated Product, or a Product in the Terminated Jurisdiction, as it exists as of the effective date of termination, (B) all AV Patents necessary for the Development, manufacturing, and Commercialization of each Terminated Product, or any Product in the Terminated Jurisdiction, as it exists as of the effective date of termination, and (C) all AV Product Marks actually used in the Commercialization of any Terminated Product or in any Terminated Jurisdiction as of the effective date of termination, in each case (A) (B), and (C) Controlled by Arctic Vision or its Affiliates as of the effective date of such termination, to make, have made, use, sell, offer for sale, import, Develop, and Commercialize the Terminated Products in the Territory or Products in the Terminated Jurisdiction, as applicable; provided, however, that for the purposes of this Section 10.3(d)(iv), Arctic Vision shall not be deemed to Control any AV Know-How or AV Patents the practice of which by Eyenovia, its Affiliates, or Other Licensees under the rights granted under this Agreement would result in a payment being owed by Arctic Vision or any Affiliate thereof to any Third Party pursuant to the terms of the agreement between Arctic Vision or any Affiliate thereof and such Third Party pursuant to which rights in such AV Know-How or AV Patents were acquired, unless Eyenovia agrees, pursuant to the Reversion Terms, to be responsible for such payments.

(v)           To the extent requested by Eyenovia in writing within [  ] ([  ]) [  ] after Eyenovia receives access to the Reversion Data Room, Arctic Vision shall use Commercially Reasonable Efforts to assign AV Product Contracts to Eyenovia, to the extent not prohibited by the terms thereof, or otherwise reasonably facilitate introductions between Eyenovia and the applicable Third Party(ies).

(vi)          To the extent requested by Eyenovia in writing within [  ] ([  ]) [  ] after the effective date of termination, Eyenovia shall have the right, but not the obligation, to purchase from Arctic Vision any or all usable inventory of Products or components thereof in Arctic Vision’s or its Affiliates’ possession or control as of the date of termination, at a transfer price equal to Arctic Vision’s and its Affiliates’ fully-burdened costs to acquire such inventory plus shipping, handling, and storage costs incurred by Arctic Vision and its Affiliates with respect thereto.

(vii)         Reversion-Based Consideration.

(1)            In exchange for Arctic Vision’s obligations set forth in Sections 10.3(d)(iii) and 10.3(d)(iv) above, Eyenovia shall pay Arctic Vision milestones and/or royalties on sales of the Terminated Products on or after the effective date of termination by Eyenovia or any of its Affiliates or (sub)licensees. The Parties shall use good faith efforts to negotiate and agree upon commercially reasonable economic terms for such royalties and/or milestones, taking into account the circumstances of termination (including any breach of this Agreement by Arctic Vision) and then current stage of the applicable Terminated Product in the Territory (the “Reversion Terms”), within [  ] ([  ]) [  ] (or such longer period of time agreed by the Parties) following the effective date of termination. If the Parties are unable to agree on the Reversion Terms within such [  ] ([  ])-[  ] period (or such longer period agreed by the Parties), such dispute shall be finally resolved pursuant to the dispute resolution procedures set forth on Exhibit G pursuant to which the Expert (as defined therein) shall select the entirety of one Party’s proposed Reversion Terms to the extent reasonably practicable, taking into consideration the circumstances of termination (including, if applicable any uncured material breach of this Agreement by Arctic Vision or Eyenovia) and then current stage of the applicable Terminated Product(s) in the applicable Jurisdiction(s) of the Territory. Notwithstanding anything to the contrary, in the event the Reversion Terms are determined pursuant to Exhibit G and the Expert selects the Reversion Terms proposed by Arctic Vision, Eyenovia shall have the right, upon written notice to Arctic Vision given within [  ] ([  ]) [  ] of the final determination of the Reversion Terms pursuant to Exhibit G, to reject such terms. If Eyenovia provides such a written rejection within such time period, the licenses granted under Section 10.3(d)(iv) shall automatically terminate, Arctic Vision shall not have any obligations under Section 10.3(d)(iii), 10.3(d)(v), and 10.3(d)(vi), all assignments made to Eyenovia pursuant to Sections 10.3(d)(iii), 10.3(d)(v), and 10.3(d)(vi) shall be deemed null and avoid, and Eyenovia shall reimburse Arctic Vision for any reasonable, documented, out-of-pocket and internal expenses incurred by Arctic Vision with respect to the process set forth on Exhibit G that resulted in the selection of such Reversion Terms and any other reasonable, documented expenses incurred by Arctic Vision pursuant to Sections 10.3(d)(iii), 10.3(d)(v), and 10.3(d)(vi).

(2)            Notwithstanding Section 10.3(d)(vii)(1) above, Eyenovia shall not have any payment obligations to Arctic Vision of any kind with respect to Arctic Vision’s obligations, or any grant of rights or transfer of assets, under Sections 10.3(d)(iii) and 10.3(d)(iv), and the proviso set forth in Section 10.3(d)(iv) shall not apply, to the extent necessary to enable Eyenovia to comply with the last sentence of Section 4 of the First Senju Amendment without incurring any costs or expenses, provided that, notwithstanding the foregoing, if Senju is granted any rights or assigned any assets that are granted or assigned under Sections 10.3(d)(iii) and 10.3(d)(iv), Eyenovia shall pay Arctic Vision [ ] percent ([ ]%) of the royalties paid to Eyenovia under the Senju License Agreement with respect to sales of Products in the Field in the Territory following the grant of such rights or transfer of such assets.

(viii)            Upon termination of this Agreement solely with respect to a Product or a Jurisdiction and not in its entirety, the foregoing Sections 10.3(d)(iii)-10.3(d)(viii) shall apply with respect to the Terminated Product or Terminated Jurisdiction only.

10.4          Right to Maintain License. Notwithstanding the foregoing, if, at any time following Arctic Vision’s payment to Eyenovia of amounts totaling [ ] Dollars ($[ ]) or more under Section 5.2, Arctic Vision would otherwise have the right to terminate this Agreement pursuant to Section 10.2(b) for Eyenovia’s uncured material breach, then in lieu of such termination, Arctic Vision may elect, as its sole and exclusive remedy with respect to such breach by Eyenovia (and in lieu of its right to terminate this Agreement with respect to such uncured breach), to continue this Agreement in full force and effect upon written notice to Eyenovia given within [  ] ([  ]) [  ] after the cure period applicable under Section 10.2(b) with respect to such breach by Eyenovia, that (a) Arctic Vision’s diligence obligations under Section 4.4 shall be deemed fully satisfied with respect to such Product in such Jurisdiction, (b) any Milestone Payments under Section 5.2 that would have been due to Eyenovia by Arctic Vision as a result of the achievement of a Milestone after such termination with respect to such Product in such Jurisdiction shall each be reduced by [ ] percent ([ ]%), and (c) the Supply Price under Section 5.4, and the royalty rates under Section 5.5(a), applicable to such Product in such Jurisdiction shall thereafter be reduced by [ ] percent ([ ]%), provided that such reduction shall not in any event reduce the amount due to Eyenovia for the purchase of such Product for such Jurisdiction to an amount less than [ ] percent ([ ]%) of Cost of Goods therefor.

10.5          Return of Confidential Information. Upon expiration or termination of this Agreement in its entirety for any reason, except to the extent that a Party obtains or retains the right to use the other Party’s Confidential Information, each Party shall return or cause to be returned to the other Party or destroy (and certify such destruction to such other Party) all Confidential Information and all substances or compositions of the other Party or its Affiliates delivered or provided by or on behalf of such other Party, as well as any other material provided by or on behalf of such other Party in any medium, in connection with this Agreement, except that each Party may retain one (1) copy of all Confidential Information for its legal records.

10.6          Survival. Expiration or termination of this Agreement shall not relieve the Parties of any obligation accruing prior to such expiration or termination. Without limiting the foregoing, the following provisions shall survive the expiration or termination of this Agreement: Articles 1, 7, 9, and 11 and Sections 2.3, 2.4, 2.8, 4.5(a)(ii), 4.5(b)(i) (with respect to the rights of Eyenovia), 5.8, 5.9, 5.10, 6.1, 8.4(b), 8.5, 10.3, 10.4, 10.5, 10.6, and 10.7.

10.7          Termination Not Sole Remedy. Termination is not the sole remedy under this Agreement and, whether or not termination is effected and notwithstanding anything contained in this Agreement to the contrary, all other remedies shall remain available except as agreed to otherwise herein.

Article 11
GENERAL PROVISIONS

11.1            Force Majeure. Neither Party shall be held liable to the other Party nor be deemed to have defaulted under or breached this Agreement for failure or delay in performing any obligation under this Agreement, other than any failure to pay (unless the force majeure directly affects the method of payment), to the extent such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party, which may include embargoes, war, acts of war (whether war be declared or not), acts of terrorism, insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, fire, floods, earthquakes or other acts of God, or acts, omissions, or delays in acting by any Government Authority or the other Party. The affected Party shall notify the other Party in writing of such force majeure circumstances as soon as reasonably practical and shall promptly undertake and continue diligently all reasonable efforts necessary to cure such force majeure circumstances or to perform its obligations in spite of the ongoing circumstances.

11.2            Assignment.

(a)            Except as expressly provided hereunder, neither this Agreement nor any rights or obligations hereunder may be assigned or otherwise transferred by either Party without the prior written consent of the other Party (which consent shall not be unreasonably withheld, conditioned, or delayed); provided, however, that either Party may assign or otherwise transfer this Agreement and its rights and obligations hereunder without the other Party’s consent:

(i)            in connection with the transfer or sale of all or substantially all of the business or assets of such Party (or that portion thereof relating to this Agreement) to a Third Party, whether by merger, consolidation, divesture, restructure, sale of stock, sale of assets, or otherwise; or

(ii)           to an Affiliate, provided that if the entity to which this Agreement is assigned ceases to be an Affiliate of the assigning Party, other than in connection with the transfer or sale of all or substantially all of the business or assets of such Affiliate (or that portion thereof relating to this Agreement) to a Third Party, whether by merger, divesture, sale of stock, sale of assets, or otherwise, the Agreement shall be automatically assigned back to the assigning Party or its successor unless otherwise consented to in writing by the other Party (which consent shall not be unreasonably withheld, conditioned, or delayed);

provided that, notwithstanding anything to the contrary, Arctic Vision shall not be entitled to assign this Agreement to any Senju Competitor (as determined at the time of the proposed assignment) without Eyenovia’s prior written consent to the extent expressly prohibited by the terms of the Senju License Agreement. Arctic Vision shall promptly notify Eyenovia in writing of any Affiliate or Third Party to whom this Agreement is assigned (which notice shall include the name of such assignee).

(b)            Notwithstanding anything to the contrary, all rights to Know-How, Patents, materials, and other intellectual property or assets (i) owned or otherwise controlled by (A) a Third Party permitted assignee of a Party (or any of such Third Party’s pre-existing affiliates) immediately prior to such assignment or (B) any Third Party that otherwise acquires all or substantially all of the stock, assets, or business of a Party (or all or substantially all of the assets or business of a Party related, in either case, to this Agreement) or otherwise obtains control of a Party (with “control”, for purposes of this definition, having the meaning set forth in the definition of Affiliate above) (or any of such Third Party’s affiliates) immediately prior to such acquisition or obtaining of control or (ii) independently developed by a Third Party described in clause (i) (or any of its affiliates existing prior to such assignment, acquisition, or obtaining of control) following the applicable assignment, acquisition, or change of control, other than in the exercise of rights or performance of obligations under this Agreement and without reference to, or use or benefit of, the other Party’s Confidential Information shall, in the case of (i) and (ii), be automatically excluded from the rights licensed or granted to the other Party under this Agreement, except to the extent (1) immediately prior to the consummation of such assignment, acquisition, or obtaining of control, such Know-How, Patents, materials, or other intellectual property or assets were already Controlled by such Party and included in the rights granted to the other Party under this Agreement or (2) after the consummation of such assignment, acquisition, or obtaining of control, any of such Third Party’s (or its pre-existing affiliates’) Patent Rights, Know-How, or other intellectual property rights are used in the performance of such Party’s obligations or exercise of its rights under this Agreement, in each of which cases ((1) and (2)) such Patent Right, Know-How, or other intellectual property right will be deemed to be “Controlled” by such Party for the purposes of this Agreement.

(c)            The rights and obligations of the Parties under this Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the Parties, and the name of a Party appearing herein will be deemed to include the name of such Party’s successors and permitted assigns to the extent necessary to carry out the intent of this Section 11.2. Any assignment not in accordance with this Section 11.2 shall be null and void and of no legal effect.

11.3          Change of Control. If there is a Change of Control of Eyenovia, then Eyenovia shall provide written notice to Arctic Vision at least [  ] ([  ])  [  ] prior to the closing date of such Change of Control, subject to any confidentiality or other legal obligations of Eyenovia then in effect (but in any event Eyenovia shall notify Arctic Vision within [  ] ([  ])  [  ] after the closing date of such Change of Control).

11.4          Severability. If any one or more of the provisions contained in this Agreement is held invalid, illegal, or unenforceable in any respect, the validity, legality, and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby, unless the absence of the invalidated provision(s) adversely affects the substantive rights of the Parties. The Parties shall in such an instance negotiate in good faith to promptly replace the invalid, illegal, or unenforceable provision(s) with valid, legal, and enforceable provision(s) which, insofar as practical, implement the original intent of the Parties.

11.5          Notices. All notices which are required or permitted hereunder shall be in writing, in English, and sufficient if delivered personally, sent by registered or certified mail or overnight courier, sent by nationally-recognized overnight courier or sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

If to Eyenovia:

Eyenovia, Inc

295 Madison Ave

Suite 2400

NY, NY 10017

USA

Attn:   John Gandolfo, CFO

with a copy (which shall not constitute notice) to:

Wyrick Robbins Yates & Ponton LLP
4101 Lake Boone Trail, Suite 300

Raleigh, NC 27613

USA

Attn:    Jason S. Wood
Fax:       919-781-4865

If to Arctic Vision:

23rd Floor, Nan Fung Tower,

88 Connaught Road C & 173 Des Voeux Road C, Central,

Hong Kong, China

Attn: CEO

or to such other address(es) as the Party to whom notice is to be given may have furnished to the other Party in writing in accordance herewith. Any such notice shall be deemed to have been given: (a) when delivered if personally delivered on a Business Day (or if delivered on a non-Business Day, then on the next Business Day); (b) on the fifth Business Day after dispatch if sent by internationally-recognized overnight courier; or (c) on the tenth (10th) Business Day following the date of mailing, if sent by mail.

11.6          Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, U.S., without reference to any rules of conflict of laws that may require the application of the laws of a different jurisdiction.

11.7          Dispute Resolution.

(a)            General. Any dispute between the Parties in connection with or relating to this Agreement or any document or instrument delivered in connection herewith, other than as set forth in Section 3.3 and Section 10.3(d)(vii), (a “Dispute”), shall be resolved pursuant to this Section 11.7.

(b)            Senior Officers. Any Dispute shall first be referred to the Senior Officers of the Parties, who shall confer in good faith on the resolution of the issue. Any final decision mutually agreed to by the Senior Officers shall be conclusive and binding on the Parties.

(c)            Intellectual Property Disputes. If the Senior Officers are not able to agree on the resolution of a Dispute within [  ] ([  ]) [  ] (or such other period of time as mutually agreed by the Senior Officers) after such Dispute was first referred to them and such Dispute is with respect to the validity, scope, enforceability, inventorship, or ownership of any Patent, or trademark right (“IP Dispute”), then, if a Party wishes to pursue further resolution of such IP Dispute, an action, claim, or proceeding to resolve such IP Dispute shall be brought in any court of competent jurisdiction in any country or jurisdiction in which such intellectual property rights apply.

(d)            Arbitration. If the Senior Officers are not able to agree on the resolution of a Dispute within [  ] ([  ]) [  ] (or such other period of time as mutually agreed in writing by the Senior Officers) after such Dispute was first referred to them, then, except as otherwise set forth in subsection (c) above, if a Party wishes to pursue further resolution of such Dispute, such Dispute shall be finally resolved by binding arbitration in accordance with this Section 11.7(d). Such Dispute shall be referred to and finally resolved by arbitration administered by the International Chamber of Commerce (“ICC”) pursuant to the Rules of Arbitration of the ICC then in effect (the “Rules”), except as otherwise provided herein and applying the substantive law specified in Section 11.6. The arbitration will be conducted in London, England, by a panel of three (3) independent, neutral arbitrators appointed in accordance with the Rules; provided that each Party will, within [  ] ([  ]) [  ] after the institution of the arbitration proceedings, nominate such an arbitrator, and such arbitrators will together, within [  ] ([  ]) [  ], select a third (3rd) such arbitrator to serve as the chairperson of the arbitration panel. Each arbitrator must have significant business or legal experience in the pharmaceutical business. If the two (2) initial arbitrators are unable to select a third (3rd) arbitrator within such [  ] ([  ]) [  ] period, the third (3rd) arbitrator will be appointed in accordance with Rules. After conducting any hearing and taking any evidence deemed appropriate for consideration, the arbitrators will be requested to render their opinion within [  ] ([  ]) [  ] of the final arbitration hearing. The arbitration shall be conducted, and all documents submitted to the arbitrators shall be, in English. No panel of arbitrators will have the power to award damages excluded pursuant to Section 9.4 under this Agreement and any arbitral award that purports to award such damages is expressly prohibited and void ab initio. Each Party shall bear its own legal costs for its counsel and other expenses, and the Parties shall equally share the costs of the arbitration; provided that the arbitral tribunal shall have the discretion to provide that the losing Party is responsible for all or a portion of such arbitration and legal costs, in such case the arbitral award will so provide. Decisions of the panel of arbitrators that conform to the terms of this Section 11.7(d) shall be final and binding upon the Parties and the Parties undertake to carry out any award without delay. Judgment on the award may be entered in any court of competent jurisdiction. Except to the extent necessary to confirm, enforce, or challenge an award of the arbitration, to protect or pursue a legal right, or as otherwise required by applicable Law or regulation or securities exchange, neither Party nor any arbitrator may disclose the existence, content, or results of any arbitration hereunder without the prior written consent of both Parties. Notwithstanding anything to the contrary in the foregoing, in no event shall an arbitration be initiated after the date when commencement of a legal or equitable proceeding based on the dispute, controversy, or claim would be barred by the applicable Delaware statute of limitations. Any disputes concerning the propriety of the commencement of the arbitration shall be finally settled by the arbitral tribunal.

(e)            Injunctive Relief. Notwithstanding anything herein to the contrary, nothing in this Section 11.7 shall preclude either Party from seeking interim or provisional relief, including a temporary restraining order, preliminary injunction, or other interim equitable relief concerning a Dispute in any court of competent jurisdiction before or after the initiation of an arbitration as set forth in Section 11.7(d), if necessary to protect the interests of such Party. This Section shall be specifically enforceable.

11.8            Entire Agreement; Amendments. This Agreement, together with the Exhibits hereto and, if and when executed by the Parties, the Supply Agreement and Safety Data Exchange Agreement, contains the entire understanding of the Parties with respect to the subject matter hereof. Any other express or implied agreements and understandings, negotiations, writings and commitments, either oral or written, with respect to the subject matter hereof are superseded by the terms of this Agreement and, if and when executed by the Parties, the Supply Agreement and Safety Data Exchange Agreement. The Exhibits to this Agreement are incorporated herein by reference and shall be deemed a part of this Agreement. This Agreement may be amended, or any term hereof modified, only by a written instrument duly executed by authorized representative(s) of both Parties.

11.9            Headings; Language. The captions to the several Articles, Sections, and subsections hereof are not a part of this Agreement, but are merely for convenience to assist in locating and reading the several Articles and Sections hereof. This Agreement was prepared in the English language, which language shall govern the interpretation of, and any dispute regarding, the terms of this Agreement. Any data or other documents required to be shared with the other Party shall be provided in the original language such data or document is generated. In the event the receiving Party requests a translation of such data or document, the cost of translation shall be borne by the requesting Party.

11.10            Independent Contractors. It is expressly agreed that Eyenovia and Arctic Vision shall be independent contractors and that the relationship between the two Parties shall not constitute a partnership, joint venture, agency, employer-employee or similar business relationship, including for all tax purposes. Neither Eyenovia nor Arctic Vision shall have the authority to make any statements, representations, or commitments of any kind, or to take any action, which shall be binding on the other Party, without the prior written consent of the other Party.

11.11            Waiver. The waiver by either Party of any right hereunder, or of any failure of the other Party to perform, or of any breach by the other Party, shall not be deemed a waiver of any other right hereunder or of any other breach by or failure of such other Party whether of a similar nature or otherwise.

11.12            Cumulative Remedies. No remedy referred to in this Agreement is intended to be exclusive, but each shall be cumulative and in addition to any other remedy referred to in this Agreement or otherwise available under law.

11.13            Further Assurance. Each Party shall duly execute and deliver, or cause to be duly executed and delivered, such further instruments and do and cause to be done such further acts and things, including the filing of such assignments, agreements, documents, and instruments, as may be necessary or as the other Party may reasonably request in connection with this Agreement or to carry out more effectively the provisions and purposes hereof, or to better assure and confirm unto such other Party its rights and remedies under this Agreement.

11.14            Waiver of Rule of Construction. Each Party has had the opportunity to consult with counsel in connection with the review, drafting, and negotiation of this Agreement. Accordingly, the rule of construction that any ambiguity in this Agreement shall be construed against the drafting Party shall not apply.

11.15            Counterparts. This Agreement may be executed in two or more counterparts by original signature, facsimile or PDF files, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

11.16            Recordal of this Agreement. Eyenovia shall provide Arctic Vision with the necessary assistance to record this Agreement with the State Intellectual Property Office of the PRC, including the execution of a short form license agreement in Chinese to effect such recordal. In the event of any conflict between such license agreement and this Agreement, the terms of this Agreement shall prevail.

{Signature Page Follows}

IN WITNESS WHEREOF, the Parties intending to be bound have caused this License Agreement to be executed by their duly authorized representatives as of the Effective Date.

Eyenovia, Inc.		Arctic Vision (Hong Kong) Limited

By:	/s/ Tsontcho Ianchulev	By:	/s/ Hoi Ti Wu

Name:	Tsontcho Ianchulev	Name:	Hoi Ti Wu

Title:	CEO	Title:	CEO

List of Exhibits

Exhibit A:	Part 1: MicroLine, Part 2: MicroPine, Part 3: Optejet Dispenser Base

Exhibit B:	Licensed Patents and Specified Licensed Know-How

Exhibit C:	Initial Development Plan

Exhibit D:	Supply Price

Exhibit E:	Initial Eyenovia Product Marks

Exhibit F:	Joint Press Release

Exhibit G:	Reversion Terms Resolution Procedure

Exhibit F

Eyenovia and Arctic Vision Announce Exclusive Collaboration and License Agreement to Develop and Commercialize MicroPine and MicroLine in Greater China and South Korea

Eyenovia Eligible to Receive up to a Total of $45.75 million in Upfront Payments and Development and Commercialization Milestones and Development Costs

Arctic Vision to Lead Expansion of Novel Approach to Treating Myopia and Presbyopia in Greater China and South Korea

New York, NY and Shanghai, China – August 11, 2020 – Eyenovia, Inc. (NASDAQ: EYEN), a clinical stage ophthalmic biopharmaceutical company developing a pipeline of microdose array print (MAP™) therapeutics and Arctic Vision, a clinical stage biotech company focused on developing and commercializing innovative ophthalmology therapies in China and Asia, today announced that they have entered into an exclusive license agreement for Arctic Vision to develop and commercialize MicroPine for the treatment of progressive myopia and MicroLine for the treatment of presbyopia in Greater China (mainland China, Hong Kong, Macau and Taiwan) and South Korea.

Under the terms of the agreement, Eyenovia may receive up to a total of $45.75 million in upfront payments as well as additional payments, based on various development and regulatory milestones, including the initiation of clinical research and approvals in Greater China and South Korea, and development costs.  In addition, Arctic Vision will purchase its supply of MicroPine and MicroLine from Eyenovia or, for such products not supplied by Eyenovia,  pay Eyenovia a mid-single digit percentage royalty on net sales of such products, subject to certain adjustments.  Eyenovia will pay a mid-double digit percentage of such payments, royalties, or net proceeds of such supply to its Asian licensee pursuant to the arrangement by which Eyenovia reacquired rights to such products in Greater China and South Korea from the original licensee.

“This licensing agreement with Arctic Vision grows our commercial reach to address some of the largest progressive myopia markets in the world,” commented Dr. Sean Ianchulev, Eyenovia’s Chief Executive Officer and Chief Medical Officer. "With the continued validation of our therapeutic approach, the agreement also provides non-dilutive capital to further support our planned launch of MicroStat in the United States next year, as well as the ongoing development of our late stage ophthalmology pipeline including MicroPine for progressive myopia and MicroLine for improvement in near vision.”

Eddy (Hoi Ti) Wu, Ph.D., Founder and CEO, Arctic Vision added, “Eyenovia is a leader in the field of novel microdosing technology to treat myopia and presbyopia and we are committed to accelerating the development of MicroPine and MicroLine in Greater China and South Korea. In Asia, it is estimated that up to 50% of children in some regions are myopic, and the figure is increasing. On the other end of the spectrum, many people over the age of 40 are gradually suffering from age related presbyopia, which is currently corrected exclusively with medical devices or surgery-based modalities. We believe MicroPine and MicroLine have the potential to address the needs unmet by conventional eye drops and can play an important role in growing Arctic Vision’s innovative pipeline. Through this new partnership, we believe we can lead the Chinese ophthalmology market into the future.”

About MicroPine for Progressive Myopia

MicroPine (atropine ophthalmic solution) is for progressive myopia, a back-of-the-eye condition commonly known as nearsightedness. Progressive myopia is estimated to affect close to 5 million children in the United States who suffer from uncontrolled axial elongation of the sclera leading to increasing levels of myopia and in some cases major pathologic changes such as retinal atrophy, macular staphylomas, retinal detachment and visual impairment. MicroPine has been developed for comfort and ease-of-use in children. Microdose administration of MicroPine is anticipated to result in low systemic and ocular drug exposure. A recent therapeutic evidence assessment and review by the American Academy of Ophthalmology indicates Level 1 (highest) evidence of efficacy for the role of low dose atropine for progressive myopia (Ophthalmology 2017;124:1857-1866; Ophthalmology 2016; 123(2) 391:399).

Feasibility Dose-finding Atropine Studies: ATOM 1; ATOM 2; LAMP (Independent Collaborative Group Trials)

About MicroLine for Presbyopia

MicroLine is a pharmacologic treatment for presbyopia. Presbyopia is the non-preventable, age related hardening of the lens, which causes a gradual loss of the eye’s ability to focus on nearby objects and is estimated to affect nearly 113 million Americans. Current treatment options are typically device-based, such as reading glasses and contact lenses. Pilocarpine ophthalmic solution is known to constrict the pupil and improve near-distance vision by creating an extended depth of focus through its small aperture effect. Eyenovia believes that its administration of pilocarpine using the company’s high precision microdosing technology could provide a meaningful improvement in near vision while enhancing tolerability and usability.

About Optejet® and MicroRx Ocular Therapeutics

Eyenovia's Optejet microdose formulation and delivery platform for ocular therapeutics uses high-precision piezo-print technology to deliver 6-8 μL of drug, consistent with the capacity of the tear film of the eye. We believe the volume of ophthalmic solution administered with the Optejet is less than 75% of that delivered using conventional eyedroppers, thus reducing overdosing and exposure to drug and preservatives. Eyenovia's patented microfluidic ejection technology is designed for fast and gentle ocular surface delivery, where solution is dispensed to the ocular surface in approximately 80 milliseconds, beating the ocular blink reflex. Successful use of the Optejet has been demonstrated more than 85% of the time after basic training in a variety of clinical settings compared to 40 – 50% with conventional eyedroppers. Additionally, its smart electronics and mobile e-health technology are designed to track and enhance patient compliance.

About Eyenovia

Eyenovia, Inc. (NASDAQ: EYEN) is a clinical stage ophthalmic biopharmaceutical company developing a pipeline of microdose array print (MAP™) therapeutics. Eyenovia’s pipeline is currently focused on the late-stage development of microdosed medications for presbyopia, myopia progression and mydriasis. For more Information, please visit www.eyenovia.com.

About Arctic Vision

Arctic Vision is a China-based clinical stage specialty ophthalmology company with a leading portfolio of breakthrough technologies. The company’s vision is to address ophthalmology’s unmet needs through innovative therapies in China, Asia and globally. Arctic Vision is established by top-tier life sciences investors, and led by an elite team of ophthalmic industry veterans with substantial and compelling China and global experiences in R&D and commercialization of eye care products. For more information, please visit www.arcticvision.com.

Forward Looking Statements

Except for historical information, all of the statements, expectations, and assumptions contained in this press release are forward-looking statements. Forward-looking statements include, but are not limited to, statements that express our intentions, beliefs, expectations, strategies, predictions or any other statements relating to our future activities or other future events or conditions, including estimated market opportunities in the United States for our product candidates. These statements are based on current expectations, estimates and projections about our business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may, and are likely to, differ materially from what is expressed or forecasted in the forward-looking statements due to numerous factors discussed from time to time in documents which we file with the SEC. In addition, such statements could be affected by risks and uncertainties related to, among other things: our ability to timely develop, implement and maintain manufacturing, commercialization and marketing capabilities and strategies for our product candidates; our estimates regarding the potential market opportunity for our product candidates; the potential advantages of our product candidates; the rate and degree of market acceptance and clinical utility of our product candidates; impacts of and uncertainty related to COVID-19; fluctuations in our financial results, particularly given market conditions and the potential economic impact of COVID-19; our need to raise additional money to fund our operations for at least the next 12 months as a going concern; the potential impacts of COVID-19 on our supply chain; risks of our clinical trials, including, but not limited to, the costs, design, initiation and enrollment (which could still be adversely impacted by COVID-19 and resulting social distancing), timing, progress and results of such trials; the timing and our ability to submit applications for, obtain and maintain regulatory approvals for our product candidates; the potential success of our reprioritized pipeline; any cost savings related to our reprioritized pipeline; our ability to attract and retain key personnel; intellectual property risks; changes in legal, regulatory and legislative environments in the markets in which we operate and the impact of these changes on our ability to obtain regulatory approval for our products; and our competitive position. Any forward-looking statements speak only as of the date on which they are made, and except as may be required under applicable securities laws, we do not undertake any obligation to update any forward-looking statements.

Eyenovia Contact:

Eyenovia, Inc.
John Gandolfo

Chief Financial Officer
jgandolfo@eyenovia.com

Eyenovia Investor Contact:
The Ruth Group
Alexander Lobo
Phone: 646-536-7037
alobo@theruthgroup.com

Eyenovia Media Contact:
Pazanga Health Communications
Diana Soltesz
Phone: 818-618-5634
dsoltesz@pazangahealth.com

Arctic Vision Contact:
Ms. Chris Fang
Senior Director, Corporate Development & Investor Relations
chrisfang@arcticvision.com / communications@arcticvision.com